UNITED
STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE
14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Charter Communications, Inc.
(Name of Registrant as Specified In Its Charter)
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Charter®
COMMUNICATIONS

CONNECTIVITY: THE NEXT CHAPTER

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Spectrum

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at 6350 S. Fiddler’s Green Circle, 2nd Floor (Conference Room C), Greenwood Village, CO 80111 on Tuesday, April 25, 2023 at 8:30 a.m. (Mountain Daylight Time).

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of management and the Board of Directors, we would like to express our appreciation for your continued interest in Charter.

Sincerely,

Thomas M. Rutledge	Christopher L. Winfrey
Executive Chairman	President and Chief Executive Officer

March 16, 2023

Charter Communications, Inc. 400 Washington Blvd. Stamford, CT 06902

Notice of Annual Meeting of Stockholders

of Charter Communications, Inc.

Date:	Time:	Place:
April 25, 2023	8:30 a.m. (Mountain Daylight Time)	6350 S. Fiddler’s Green Circle 2nd Floor (Conference Room C) Greenwood Village, CO 80111

How to Vote: By Mail By Phone By Internet At Annual Meeting

Matters to be voted on:

1.  The election of thirteen directors, named in this proxy statement;

2.  To hold an advisory vote on executive compensation;

3.  To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

4.  The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023;

5.  To vote on one stockholder proposal described in the proxy statement if properly presented at the meeting; and

6.  Any other matters properly brought before the stockholders at the meeting.

The  proxy statement more fully describes these proposals.

All stockholders of record at the close of business on February 24, 2023 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures.

By order of the Board of Directors,

Richard R. Dykhouse

Corporate Secretary

March 16, 2023

Charter Communications, Inc.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 25, 2023. The 2023 notice and proxy statement and the 2022 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 16, 2023.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote on the following:

•	Proposal 1: To elect thirteen directors, nominated by our Board of Directors and named in this proxy statement;

•	Proposal 2: To hold an advisory vote on executive compensation;

•	Proposal 3: To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

•	Proposal 4: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023;

•	Proposal 5: To vote on a stockholder proposal regarding lobbying activities; and

•	Proposal 6: To vote on any other matters properly brought before the stockholders at the meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of the thirteen directors, nominated by our Board of Directors and named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of a triennial advisory vote on executive compensation;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023; and

•	AGAINST the stockholder proposal.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The Board of Directors has nominated thirteen directors for election, all of whom are currently serving on our Board of Directors. The thirteen directors who have been nominated by the Board of Directors and agreed to serve as directors are Ms. Goodman and Messrs. Conn, Jacobson, Maffei, Markley, Merritt, Meyer, Miron, Newhouse, Nair, Ramos, Rutledge and Zinterhofer.

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Who can vote at the annual meeting?

As of the close of business on February 24, 2023 (the “Record Date”), a total of 169,115,655 shares of Class A common stock, including Charter Communications Holdings, LLC (“Charter Holdings”) common units on an as-if-exchanged basis, are entitled to be voted by our stockholders at the annual meeting. Each holder of Class A common stock is entitled to one vote per share, representing 151,146,796 votes. Advance/Newhouse Partnership (“A/N”) holds one share of our Class B common stock, which is entitled to a number of votes equal to the number of shares of Class A common stock into which the Charter Holdings common units held by A/N may be exchanged, or 17,968,859 votes. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote. There are no other classes of common stock outstanding.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares?” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by your broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted “FOR” the election of each of the Company’s director nominees on proposal 1, “FOR” proposals 2 and 4, for “3 Years” on proposal 3 and “AGAINST” the stockholder proposal.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as proposal 4, but not on non-routine matters such as proposals 1, 2, 3 and 5. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for proposal 4 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of Charter’s capital stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters.

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A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain” on any matter, your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matter. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal other than proposal 3, and only “3 Years,” “2 Years” and “1 Year” votes are counted for purposes of determining the votes cast in connection with proposal 3.

With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. In addition, because they do not count as votes cast, assuming a quorum is present, abstentions from voting, broker non-votes or a stockholder’s other failure to vote will have no effect on the applicable proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Internet Availability of Proxy Materials.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of the votes cast is required for approval of the matters in proposals 1 through 5. With respect to proposal 3, the Board expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the outcome of the applicable proposal.

What are my choices for each proposal on the agenda?

On proposal 1, for each of the director nominees you can vote your shares “FOR” a nominee or “AGAINST” a nominee, or you can abstain from voting. On proposals 2, 4 and 5 you can vote “FOR” a proposal or “AGAINST” a proposal, or you can abstain from voting. On proposal 3, you can vote for “3 Years,” “2 Years” or “1 Year,” or you can abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the director nominees on proposal 1, “FOR” proposals 2 and 4, for “3 Years” on proposal 3 and “AGAINST” the stockholder proposal and will also have discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. Stockholders may also vote their proxy by using the toll free number listed on the proxy card and following the instructions.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address: www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 24, 2023. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new later-dated proxy card via the Internet, by

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telephone or by mail. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker or nominee.

Is my vote confidential?

We will maintain the confidentiality of proxy cards and other votes that identify individual stockholders unless disclosure is required by law.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The Board of Directors is soliciting your vote. In addition, we retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with our 2023 annual meeting of stockholders at a total cost of approximately $20,000 plus expenses. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by internet, telephone or mail. Contact information for the proxy solicitor appears below.

Proxy Solicitor

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York City, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the date of the meeting and that we will post on our website promptly after it is filed.

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Proposal No. 1: Election of Directors

(Item 1 on Proxy Card)

The size of our Board of Directors is thirteen, and we currently have thirteen members standing as nominees for election. Proxies cannot be voted for a greater number of persons than the number of nominees named. As set forth in more detail below, the Nominating and Corporate Governance Committee of the Board of Directors and the Board of Directors have determined that twelve of our thirteen current directors are independent pursuant to NASDAQ rules.

Each of our directors is elected on an annual basis. The Board of Directors is soliciting your vote for the directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

In connection with Mr. Rutledge’s transition to the role of Executive Chairman of the Company and the Board of Directors (“Executive Chairman”) and Mr. Winfrey’s appointment as President and Chief Executive Officer effective December 1, 2022, Mr. Rutledge agreed to serve as Executive Chairman through November 30, 2023, at which time he will step down from his position as the Executive Chairman of the Company and the Board, and Mr. Winfrey will be appointed to the Board of Directors on or before December 31, 2023.

Under the Second Amended and Restated Stockholders Agreement, dated May 23, 2015, among Charter, Liberty Broadband Corporation (“Liberty Broadband”), A/N and the former Charter Communications, Inc. (the “Stockholders Agreement”), and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Under the Stockholders Agreement, Liberty Broadband currently has the right to designate three directors as nominees for Charter’s Board of Directors and A/N currently has the right to designate two directors as nominees for Charter’s Board of Directors. Of our current directors, Messrs. Maffei, Meyer and Nair were designated by Liberty Broadband and Messrs. Miron and Newhouse were designated by A/N.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE DIRECTOR NOMINEES.

Information about the Director Nominees

The following information concerns the thirteen individuals who have been nominated by the Board of Directors for election by the stockholders. Each of the following individuals currently serves as a director.

Directors	Position(s)
Thomas M. Rutledge	Executive Chairman
Eric L. Zinterhofer	Lead Independent Director
W. Lance Conn	Director
Kim C. Goodman	Director
Craig A. Jacobson	Director
Gregory B. Maffei	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
James E. Meyer	Director
Steven A. Miron	Director
Balan Nair	Director
Michael A. Newhouse	Director
Mauricio Ramos	Director

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Director Nominees

Thomas M. Rutledge Executive Chairman Age: 69 Director Since: 2012 Committees: None

Biographical Information:

Mr. Rutledge has been the Executive Chairman of the Company and the Board of Directors since December 2022, having previously served as Chairman of the Board from May 2016 through November 2022, and as Chief Executive Officer of the Company from February 2012 through November 2022. He previously also served as President of the Company from February 2012 to July 2016 and as a director since February 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision Systems Corporation (currently part of Altice USA, “Cablevision”) from April 2004 until December 2011. A 50-year cable industry veteran, Mr. Rutledge began his career at American Television and Communications (“ATC”), a predecessor of Time Warner Cable Inc. (“Time Warner Cable”) where he served in many different capacities, eventually becoming President of Time Warner Cable. Mr. Rutledge is Chairman of CableLabs and previously the NCTA Board – The Internet & Television Association and currently serves on the boards of NCTA, CableLabs, C-SPAN, and the Smithsonian National Museum of Natural History. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania.

Skills and Qualifications:

Mr. Rutledge’s qualifications to sit on Charter’s Board include his many years of experience as an executive in the telecommunications industry, including as our Chief Executive Officer through November 2022. Mr. Rutledge is responsible for setting and executing the goals and strategies related to our business and provides the Board not only with a knowledge of our day-to-day operations, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business.

Eric L. Zinterhofer Lead Independent Director Age: 51 Director Since: 2009 Committees: Compensation and Benefits, Nominating and Corporate Governance, Finance

Biographical Information:

Mr. Zinterhofer has been the Lead Independent Director of Charter’s Board of Directors since May 2016. He was elected to the Board of Charter in November 2009 and served as non-executive Chairman of the Board from December 2009 through May 2016. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of Univision Holdings, Inc., Hemisphere Media Group, and Liberty Latin America Ltd. Mr. Zinterhofer previously served as a director of Global Eagle Entertainment, Inc. until 2021, Roots Corporation until 2020 and TouchTunes Interactive until 2019. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School.

Skills and Qualifications:

Mr. Zinterhofer’s qualifications to sit on Charter’s Board include his extensive background in banking and investment industries and his particular knowledge and experience as a financial advisor and investor in the telecommunications industries. This knowledge and experience contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other company board practices and strengthens the Board’s collective qualifications, skills and attributes.

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W. Lance Conn Independent Director Age: 54 Director Since: 2004 Committees: Compensation and Benefits (Chair), Finance

Biographical Information:

Mr. Conn is a businessman, investor and conservationist. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Prior to Vulcan, Mr. Conn was employed by America Online, Inc. from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbridge LLP in Washington, D.C. Mr. Conn was previously a director of Plains All American Pipeline, L.P. and Vulcan Energy Corporation, where he served as chairman. Mr. Conn also previously served as a director of the Seattle Seahawks, the Portland Trailblazers and Oxygen Media, and as an advisor to Makena Capital Management and Global Endowment Management. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University.

Skills and Qualifications:

Mr. Conn’s qualifications to sit on Charter’s Board include his extensive experience in the media and telecommunications industries, his experience in the investment industry and his knowledge of Charter gained from his long-term service as a director.

Kim C. Goodman Independent Director Age: 57 Director Since: 2016 Committees: Audit

Biographical Information:

Ms. Goodman is Chief Executive Officer of Smarsh, Inc., a global leader in digital communications compliance and intelligence. Prior to joining Smarsh, Ms. Goodman was President, Payments and Risk Solutions of Fiserv, Inc., a leading global provider of financial services and technology solutions. While at Fiserv, Ms. Goodman also served as Head of Merchant Joint Ventures and Acquirer Processing and Head of Card Services. Prior to Fiserv, Ms. Goodman was Chief Executive Officer of Worldpay US, following seven years at American Express (AMEX), where she served as president of its Global Business Travel and Merchant Services Americas units. Prior to joining AMEX, she held executive leadership roles at Dell Inc. in Software and Peripherals, Marketing and Transactional Sales and Dell Networking. Ms. Goodman began her career in management consulting with Bain & Company, where she ascended to the role of partner. Ms. Goodman previously served as a director of Alcatel-Lucent SA, Brocade Communications Systems, and National Life Insurance Company. A graduate of Stanford University with a Master of Science in Industrial Engineering and Bachelor of Arts in Political Science, Ms. Goodman also earned a Master of Business Administration from Harvard Business School where she was a Baker Scholar.

Skills and Qualifications:

Ms. Goodman’s qualifications to sit on Charter’s Board include her experience in software, networking, financial services and customer service, her experience serving on other public company boards, as well as her experience in executive leadership roles at Smarsh, Fiserv, Worldpay US and AMEX and previous senior leadership positions in both software and networking at Dell Inc.

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Craig A. Jacobson Independent Director Age: 70 Director Since: 2010 Committees: Nominating and Corporate Governance

Biographical Information:

Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush, Kaller, Gellman, Meigs & Fox, L.L.P., where he has practiced entertainment law for the past 35 years. Mr. Jacobson is a member of the board of directors of Expedia, Inc. and Oaktree Specialty Lending Corporation (“OCSLC”). Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation Entertainment Company in January 2010 and a director of Tribune Media Company from December 2012 until its sale in 2019. Mr. Jacobson was also a director of Oaktree Strategic Income Corporation (“OCSIC”) from October 2017 until its merger with OCSLC in 2021. Mr. Jacobson received a Bachelor of Arts degree from Brown University, where he was a member of Phi Beta Kappa, and his Juris Doctor degree with Honors from George Washington University School of Law.

Skills and Qualifications:

Mr. Jacobson’s qualifications to sit on Charter’s Board include his experience with the creative and business aspects of the cable television industry, his previous public and private company board experience, and his understanding of the media industry, including the motion picture, television and digital businesses. Mr. Jacobson also has extensive legal and business knowledge and experience in corporate governance matters as well as significant financial knowledge gained during his thirty years practicing law and advising media companies.

Gregory B. Maffei Independent Director Age: 62 Director Since: 2013 Committees: Compensation and Benefits, Finance

Biographical Information:

Mr. Maffei has served as the President and Chief Executive Officer and a director of Liberty Media Corporation (including its predecessor, Liberty Media) since May 2007, Liberty Broadband Corporation (Liberty Broadband) since June 2014 and Liberty Media Acquisition Corporation since November 2020. He has served as Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since June 2015 and as a director and the President and Chief Executive Officer since July 2013. He has served as the Chairman of the Board of Qurate Retail, Inc. (formerly named Liberty Interactive Corporation, Qurate Retail) since March 2018 and as a director of Qurate Retail (including its predecessor) since November 2005. Mr. Maffei also served as the President and Chief Executive Officer of Qurate Retail (including its predecessor) from February 2006 to March 2018, having served as its CEO-Elect from November 2005 through February 2006. Mr. Maffei also served as the President and Chief Executive Officer and a director of GCI Liberty, Inc. from March 2018 until December 2020. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman of the Board, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as (i) the Chairman of the Board of Tripadvisor, Inc. since February 2013, (ii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and as a director since February 2011, (iii) the Chairman of the Board of Sirius XM Holdings Inc. since April 2013 and as a director since March 2009 and (iv) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015. Mr. Maffei served as (i) a director of GCI Liberty from March 2018 until its December 2020 combination with Liberty Broadband, (ii) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016, (iii) a director of Barnes & Noble. Inc. from September 2011 to April 2014, (iv) a director of Electronic Arts, Inc. from June 2003 to July 2013, (v) a director of DIRECTV and its predecessors from February 2008 to June 2010 and (vi) the Chairman of the Board of Pandora Media, Inc. from September 2017 to February 2019. Mr. Maffei is a member of the Board of Trustees of Dartmouth College and the Council on Foreign Relations. Mr. Maffei has an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.A. from Dartmouth College.

Skills and Qualifications:

Mr. Maffei’s qualifications to sit on Charter’s Board include his significant financial and operational experience based on his current senior policy making positions at the Liberty companies described above and his previous executive positions at Oracle Corporation, 360networks and Microsoft. In addition, Mr. Maffei has extensive public company board experience. He provides our Board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies and risk management principles.

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John D. Markley, Jr. Independent Director Age: 57 Director Since: 2009 Committees: Nominating and Governance (Chair), Audit

Biographical Information:

Mr. Markley is Managing Director of Bear Creek Capital, an investment firm focused on public and private companies in the communications, media and technology industries. Mr. Markley also is a partner at New Amsterdam Growth Capital. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm, where he served on the board of numerous private companies. Mr. Markley is a director of Interdigital, Inc. where he serves as the Chair of its governance committee and member of its compensation committee. Mr. Markley previously served as Chairman of the Board of BroadSoft, Inc. until its acquisition by Cisco Systems, Inc. in February 2018 where he also served on the compensation committee, and as a director of Millennial Media, Inc. from July 2006 to May 2014. Mr. Markley also is currently a director of numerous private companies in the communications, media and technology industries. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School.

Skills and Qualifications:

Mr. Markley’s qualifications to sit on Charter’s Board include his private equity and operating experience and his extensive experience with communications, media and technology companies, which allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities.

David C. Merritt Independent Director Age: 68 Director Since: 2003 Committees: Audit (Chair), Finance

Biographical Information:

Mr. Merritt is a private investor and consultant. From March 2009 to December 2013, he served as the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From 1985 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt sits on the board of directors and Audit Committee of Taylor Morrison Home Corporation. Mr. Merritt previously served as a director and as the Chairman of the Audit Committee of Calpine Corporation until March 2018. He was also a director of Buffet Restaurants Holdings, Inc. until August 2015 and he served as a director of Outdoor Holdings, Inc. until May 2013. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge.

Skills and Qualifications:

Mr. Merritt’s qualifications to sit on Charter’s Board include his many years of experience as an audit and consulting partner with a major accounting firm, as a director and audit committee member, and in the media industry. As a seasoned director and audit committee chair with extensive accounting, financial reporting and audit committee experience, Mr. Merritt brings a strong background in leadership, governance and corporate finance to our Board.

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James E. Meyer Independent Director Age: 68 Director Since: 2018 Committees: Nominating and Corporate Governance

Biographical Information:

Mr. Meyer served as Chief Executive Officer of Sirius XM Holdings Inc. (“Sirius XM”), an audio entertainment provider, from December 2012 until his retirement on December 31, 2020. Mr. Meyer has been a director of Sirius XM since 2013 and is currently serving as Vice Chairman of the Sirius XM board. Previously, Mr. Meyer was the President, Operations and Sales, of Sirius XM. Prior to joining Sirius XM in May 2004, Mr. Meyer was the President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held senior management positions at General Electric and RCA. Mr. Meyer served as Chairman of the Board of Directors and a director of TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation) until 2020 and served as a director of Pandora Media, Inc. until 2019. Mr. Meyer holds an M.B.A. and an undergraduate degree in economics, both from St. Bonaventure University.

Skills and Qualifications:

Mr. Meyer’s qualifications to sit on Charter’s Board include his expertise in media and business and his extensive managerial experience. Mr. Meyer brings to our Board demonstrated management ability at senior levels and critical industry, technology and operational insights.

Steven A. Miron Independent Director Age: 56 Director Since: 2016 Committees: Compensation and Benefits

Biographical Information:

Mr. Miron is the Chief Executive Officer of Advance/Newhouse Partnership, a privately-held media company headquartered in Syracuse, New York and a senior executive officer at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, which produces high quality content in a variety of media formats, including print, digital and video, for global audiences; Advance Local, which operates America’s leading local media groups as well as software and data platforms, and marketing agencies; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 16 premier theatres across continental Europe; The IRONMAN Group, the world’s largest mass participation sports platform; American City Business Journals, the largest publisher of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a leading provider of educational technology to promote academic integrity, streamline grading and feedback and improve educational outcomes; 1010data, a leading provider of cloud-based data analytics; and POP, a digital marketing agency. Advance holds an approximate 13% interest in Charter and is among the largest shareholders in Warner Bros. Discovery, Inc. and Reddit. Mr. Miron previously served as President of Bright House Networks from July 2002 to May 2008 and as Chief Executive Officer from May 2008 until May 2016, when Bright House Networks was acquired by Charter. Mr. Miron currently serves as a director of Warner Bros. Discovery, Inc. and C-SPAN and was previously a member of the Board of Directors of the National Cable & Telecommunications Association and CableLabs. Mr. Miron previously served for several years on the Board of Directors and executive committee for CTAM and the Boards of Emma Bowen Foundation, CTAM Educational Foundation, Crouse Health Foundation and the Jewish Community Foundation of Central New York. Mr. Miron is a graduate of American University.

Skills and Qualifications:

Mr. Miron’s qualifications to sit on Charter’s Board include his extensive experience as a cable television executive and his experience in the media and technology industries. Mr. Miron has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued presence on our Board.

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Balan Nair Independent Director Age: 56 Director Since: 2013 Committees: None

Biographical Information:

Mr. Nair is President and Chief Executive Officer and a director of Liberty Latin America, Ltd., an integrated telecommunications company focused on the Caribbean Islands and Latin America. Mr. Nair is an experienced and proven business executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007, when he joined Liberty Global as its Senior Vice President and Chief Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture investments. Mr. Nair was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Prior to joining Liberty Global, from December 2006 to June 2007, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company. Prior to his role at AOL, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. Mr. Nair previously served as a director of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds an M.B.A. and a B.S. in electrical engineering, both from Iowa State University.

Skills and Qualifications:

Mr. Nair’s qualifications to sit on Charter’s Board include his significant executive experience in building, integrating and managing technology businesses and his in-depth knowledge of all aspects of technology for delivering telecommunications systems.

Michael A. Newhouse Independent Director Age: 63 Director Since: 2016 Committees: Nominating and Corporate Governance, Finance

Biographical Information:

Mr. Newhouse is a co-president at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, which produces high quality content in a variety of media formats, including print, digital and video, for global audiences; Advance Local, which operates America’s leading local media groups as well as software and data platforms, and marketing agencies; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 16 premier theatres across continental Europe; The IRONMAN Group, the world’s largest mass participation sports platform; American City Business Journals, the largest publisher of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a leading provider of educational technology to promote academic integrity, streamline grading and feedback and improve educational outcomes; 1010data, a leading provider of cloud based data analytics; and POP, a digital marketing agency. Advance holds an approximate 13% interest in Charter and is among the largest shareholders in Warner Bros. Discovery, Inc. and Reddit, and Reddit. Mr. Newhouse is a graduate of Tufts University.

Skills and Qualifications:

Mr. Newhouse’s qualifications to sit on Charter’s Board include his extensive experience in the cable television, media and technology industries. Mr. Newhouse has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued member of our Board.

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Mauricio Ramos Independent Director Age: 54 Director Since: 2016 Committees: Compensation and Benefits

Mr. Ramos has been the Chief Executive Officer of Millicom International Cellular S.A. (“Millicom”), a Luxembourg public liability company traded on the Stockholm and U.S. NASDAQ stock exchange since April 2015 and was elected as an Executive Director in June 2020. Millicom is a leading telecommunications and media company dedicated to emerging markets in Latin America and Africa. Before joining Millicom, he was President of Liberty Global’s Latin American division, a position he held from 2006 until February 2015. During his career at Liberty Global, Mr. Ramos held several leadership roles, including positions as Chairman and CEO of VTR in Chile and President of Liberty Puerto Rico. Throughout this period he has successfully developed both mobile and broadband businesses in Latin America, delivering solid operational improvement and outstanding financial results. In 2021 Mr. Ramos was elected as Chair of the U.S. Chamber’s U.S. Colombia Business Council (“USCBC”) and he also joined the Broadband Commission for Sustainable Development as a Commissioner and the INCAE business school Presidential Advisory Council. He is also the Chair of the Digital Communications Industry Community of the World Economic Forum. Mr. Ramos sat on the GSMA Board of Directors from 2017-2019. He has also served as Director of the Biennal of the Americas from 2012 to 2015, Director of Columbus Networks from 2013 to 2014, and Director of the American Chamber of Commerce in Chile from 2007-2011, among various other roles. He is a citizen of the United States and Colombia and received a degree in Economics, a degree in Law, and a postgraduate degree in Financial Law from Universidad de los Andes in Bogota.

Skills and Qualifications:

Mr. Ramos’ qualifications to sit on Charter’s Board include his significant executive experience in the telecommunications and media industries. His experience in these areas as well as his experience developing both mobile and broadband businesses make him a valued member of our Board.

Board of Directors and Committees of the Board of Directors

Our Board of Directors meets regularly throughout the year on an established schedule. The Board also holds special meetings and executive sessions and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2022, which all of the directors attended. Members of the Board of Directors are encouraged to attend the annual meeting each year. In 2022, the full Board of Directors held sixteen meetings and acted three times by unanimous written consent. All directors attended 75% or more of the aggregate meetings of the Board and of the Board committees on which they served during 2022.

The Board of Directors delegates authority to act with respect to certain matters to Board committees whose members are appointed by the Board of Directors. The current standing committees of the Board of Directors are the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee and Finance Committee. The Audit, Compensation and Benefits, Nominating and Governance and Finance Committees each have a charter that is available on the “Investor Relations” section of our website at ir.charter.com.

Charter’s Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, reviewing the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing our risk management program. During 2022, the Audit Committee members consisted of Messrs. Merritt and Markley and Ms. Goodman. Mr. Merritt is Chairman of the Audit Committee. Charter’s Board of Directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the Board of Directors in 2022 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met four times in 2022.

The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company. During 2022, Messrs. Conn, Maffei, Miron, Ramos and Zinterhofer served on the Compensation and Benefits Committee. Mr. Conn served as the Chairman of the Compensation and Benefits Committee during 2022. All members of the Compensation and Benefits Committee were determined by the Board of Directors in 2022 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Exchange Act. The Compensation and Benefits Committee met six times during 2022.

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The Nominating and Corporate Governance Committee oversees corporate governance, including recommending Board and committee nominations, overseeing the Corporate Governance Guidelines, reviewing and reporting to the Board as to director independence and overseeing environmental, social and governance matters. The Nominating and Corporate Governance Committee considers director candidates proposed by stockholders if adequate information is submitted in a timely manner (see “Nomination and Qualifications of Directors” below). During 2022, Messrs. Markley, Jacobson, Meyer, Newhouse and Zinterhofer served on the Nominating and Corporate Governance Committee. Mr. Markley is the Chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee were determined by the Board in 2022 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee met four times in 2022.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions, in consultation with the Company’s legal and financial advisors. During 2022, Messrs. Conn, Maffei, Merritt, Newhouse and Zinterhofer served on the Finance Committee.

In addition to the standing committees described above, from time to time, the Board of Directors may create “ad hoc” committees for specific projects or transactions. Ad hoc committees acted by written consent during 2022 related to the Company’s stock buyback arrangements with each of A/N and Liberty Broadband.

The Nominating and Corporate Governance Committee and the Board of Directors have determined that a majority of the thirteen current directors are independent. The Nominating and Corporate Governance Committee and the Board of Directors have specifically determined that Ms. Goodman and Messrs. Conn, Jacobson, Markley, Merritt, Ramos and Zinterhofer are independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee and the Board of Directors also determined that Messrs. Maffei, Meyer and Nair are independent under the NASDAQ rules; however, due to their designation as nominees by, or relationship with, Liberty Broadband, a stockholder of the Company, they may not be considered independent under SEC rules for Audit Committee membership purposes. Similarly, the Nominating and Corporate Governance Committee and the Board of Directors determined that Messrs. Miron and Newhouse are independent under the NASDAQ rules; however, due to their designation as nominees by, or relationship with, A/N, a stockholder of the Company, they may not be considered independent under SEC rules for Audit Committee membership purposes. The Nominating and Corporate Governance Committee and the Board of Directors further determined that Messrs. Maffei, Meyer, Miron, Nair and Newhouse’s designation as nominees by, or relationship with, a stockholder of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Rutledge is the Executive Chairman and is thus not independent for NASDAQ Rule purposes as an executive officer of the Company.

Nomination and Qualifications of Directors

Candidates for director are nominated by the Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee and subject to certain requirements under the Stockholders Agreement. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new Board membership to be considered by Charter’s Board of Directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. The Corporate Governance Guidelines provide that a candidate’s contribution of diversity to the Board of Directors (based on common factors associated with diversity such as gender, race/ethnicity and other background characteristics that enhance the diversity of the Board) will be one of the many elements considered in evaluating candidates. Further, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is important that Board members represent diverse viewpoints. In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a Board member and other special skills that complement or supplement the skill sets of current directors.

We believe that the Board of Directors is comprised of an effective mix of experience, backgrounds, knowledge, and skills, including the following:

•	Nine directors have experience and demonstrated expertise in managing large, complex organizations, such as serving as CEOs or next-level executives of a significant company or organization;

•	Four directors have significant financial, accounting or other risk management expertise;

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•	Two directors have significant technology and product development experience; and

•	Eleven directors have experience on one or more boards of other significant public or nonprofit organizations.

In addition, we believe that all of our directors have the following attributes that positively contribute to our Board of Directors:

•	Experience with video, internet, telephone, wireless or media businesses;

•	Experience with significant transactions, including financings, investments and acquisitions;

•	Judgment, skill, integrity and reputation; and

•	Diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

At this time, our Board includes an African American woman, an Asian American/Pacific Islander and a Latino American. In 2022, the Nominating and Corporate Governance Committee continued to develop its pipe-line of potential diverse director candidates in the event an opening occurs on the Board of Directors, with the expectation and plan that the next opening would be filled by a woman candidate with the exception of a Liberty Broadband or A/N nominee or the Company’s Chief Executive Officer.

In recent years, some investors have expressed concerns about the number of outside public company boards that certain highly sought-after directors serve on. The Nominating and Corporate Governance Committee considers all aspects of each director’s contributions, skills and dedication to ensure that each remains an effective director for the Company. The Board realizes that Mr. Maffei, a director on the board and President and Chief Executive Officer of Liberty Broadband, also sits on the boards of several other companies in which Liberty Broadband has an investment or a management relationship, as well as the boards of other companies, as more fully discussed in his biographical information above. The Nominating and Corporate Governance Committee has thoroughly evaluated Mr. Maffei’s role in and contributions to the Board, including the significant time and attention he dedicates to the Company, his outside board commitments (which primarily relate to his role with Liberty Broadband and affiliated companies), the overlaps between his service on outside boards and our Board, and Mr. Maffei’s considerable knowledge and experience in the industry. The Nominating and Corporate Governance Committee concluded that Mr. Maffei’s service on outside boards improves, rather than detracts from, his service on the Company’s Board and firmly believes that he will continue to provide the Company with the necessary time and attention to make him an effective director.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons directly to the Board of Directors for the Board to consider as nominees. The Board of Directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholder Proposals for 2024 Annual Meeting” below for deadline requirements) in writing to the Board of Directors at the Company’s principal executive offices, in care of the General Counsel.

In July 2018, Dr. John C. Malone retired from the Board of Directors, but continues to serve as a director emeritus. As a director emeritus, Dr. Malone continues to attend Board meetings, but does not have a vote on matters presented. Dr. Malone previously served on the Board of Directors as a designee of Liberty Broadband under the terms of the Stockholders Agreement.

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Board Diversity Matrix

The table below provides certain information with respect to the composition of Charter’s Board of Directors. Each of the categories listed in the table has the meaning ascribed to it in NASDAQ Listing Rule 5605(f).

Board Diversity Matrix (as of January 24, 2023)
Total Number of Directors:	13
	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	1	12

Part II: Demographic Background

African American or Black	1

Alaskan Native or Native American

Asian		1

Hispanic or Latinx		1

Native Hawaiian or Pacific Islander

White		10

Two or More Races or Ethnicities

LGBTQ	0

Did Not Disclose Demographic Background	0

Governance Under the Stockholders Agreement

On May 23, 2015, the Company entered into an Agreement and Plan of Mergers (the “Merger Agreement”) with the company formerly known as Charter Communications, Inc. (“Legacy Charter”), Time Warner Cable Inc. (“Legacy TWC”), and certain other subsidiary entities, pursuant to which the parties engaged in a series of transactions that resulted in Legacy Charter and Legacy TWC becoming wholly owned subsidiaries of Charter (the “TWC Transaction”) on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, Charter became the new public company parent that holds the operations of the combined companies.

On March 31, 2015, the Company entered into a definitive Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015 in connection with the execution of the Merger Agreement, with A/N, A/NPC Holdings LLC, Legacy Charter and Charter Communications Holdings, LLC (“Charter Holdings”), pursuant to which the Company became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction,” and together with the TWC Transaction, the “Transactions”).

In connection with the Transactions, Charter entered into the Stockholders Agreement on May 23, 2015. Under the Stockholders Agreement, Liberty Broadband has designated Messrs. Maffei, Meyer and Nair as director nominees and A/N has designated Messrs. Miron and Newhouse as director nominees.

Under the terms of the Stockholders Agreement and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Two designees selected by A/N are members of the Board of Directors of Charter and three designees selected by Liberty Broadband are members of the Board of Directors of Charter. The remaining eight directors are not designated by either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to designate at least one director to each of the committees of Charter’s Board of Directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and the Company. Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three directors not

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designated by either A/N or Liberty Broadband and one designee of each of A/N and Liberty Broadband. Neither A/N nor Liberty Broadband has designated a director to serve on the Audit Committee, but each has designated a director to serve in an observer role on the Audit Committee. A/N and Liberty Broadband also have certain other committee designation and governance rights.

Under the Stockholders Agreement, Liberty Broadband and A/N are required to vote (subject to the applicable voting cap) their respective shares of Charter Class A common stock and Charter Class B common stock for the director nominees nominated by the Nominating and Corporate Governance Committee of the Board of Directors, including the respective designees of Liberty Broadband and A/N, and against any other nominees, except that, with respect to the directors not designated by either A/N or Liberty Broadband, Liberty Broadband and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than A/N and Liberty Broadband or any group which includes any of them are voted, if doing so would cause a different outcome with respect to any such directors.

Board Leadership Structure, Company Strategy and Risk Oversight

Mr. Rutledge is the Executive Chairman and Mr. Zinterhofer is the Lead Independent Director. Mr. Winfrey, the President and CEO, is responsible for setting the strategic direction for the Company in consultation and with the necessary approvals of the Board of Directors, and is responsible for the day to day leadership and performance of the Company.

The Lead Independent Director consults with the Executive Chairman, presides over meetings of the Board of Directors when the Executive Chairman is not present and executive sessions of independent directors, and provides leadership for the non-A/N and non-Liberty Broadband directors. The Lead Independent Director serves as a liaison between the independent directors and the Executive Chairman and the President and CEO and has authority to call meetings of the independent directors. The Lead Independent Director leads the Board’s annual evaluation of the Executive Chairman and the President and CEO’s performance. If requested, the Lead Independent Director is available for consultation and direct communication with major stockholders and regulators under appropriate circumstances. The Lead Independent Director also monitors and coordinates with management on corporate governance issues and developments.

Every year, the Nominating and Corporate Governance Committee reviews and makes a recommendation on the appropriate governance framework for Board leadership. The Committee takes into consideration governance best practices and the facts and circumstances of our Board. In connection with this process, the Company determined that Board leadership is best provided through the combination of an Executive Chairman, a clearly defined and significant Lead Independent Director role, active and strong committee chairs, and independent-minded, skilled, engaged, diverse and committed directors. The Board believes that its current structure and governance allows it to provide effective challenge and oversight of management.

The Board regularly discusses with management the Company’s competitive positioning, strategic dynamics and business priorities. We are a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through our Spectrum brand. Over an advanced communications network, we offer a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice. For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise™ provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. We also distribute award-winning news coverage and sports programming to our customers through Spectrum Networks.

The Board discusses and advises management with respect to the Company’s strategies to effectively operate within each of our service areas. These discussions support our core strategy, which focuses on the evolution of our network, expansion of our footprint, and the execution of high quality operations, including customer service. It allows us to maintain a state-of-the-art network delivering the most compelling converged connectivity services in a capital and time-efficient manner, and in turn, offer advanced services to consumers at highly attractive prices, together with outstanding customer service. Offering high quality, competitively priced products and outstanding service allows us to increase both the number of customers we serve over our fully deployed network and the number of products we sell to each customer. This combination also reduces the number of service transactions we perform per relationship, yielding higher customer satisfaction and lower customer churn, which results in lower costs to acquire and serve customers and greater profitability.

In addition to discussions with management, our non-management directors meet regularly in executive sessions that are chaired by our Lead Independent Director with no members of management present. Non-management directors use these

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executive sessions to discuss matters of concern, as well as evaluations of the CEO and senior management, management and Board successions, matters to be included on Board agendas, and additional information the Board would like management to provide to them.

The chairs and all members of the Board committees are independent directors. These chairs shape the agenda and information presented to their committees. Oversight of critical issues within these committees is owned by the independent directors. All directors have full access to all members of management and all employees on a confidential basis.

The full Board of Directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis, and the Board of Directors regularly reviews reports from management and the Audit Committee regarding the ERM Program. The Audit Committee meets regularly with members of management in executive session, as well as separately with each of the General Counsel, the Senior Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our succession planning and compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending Board and committee nominations and the Corporate Governance Guidelines and determining director independence. The full Board of Directors oversees the Company’s lobbying activities, which are managed by our Government Affairs team reporting directly to the Executive Chairman. The Board has delegated authority and responsibility for state and local campaign contributions to the Executive Chairman in consultation with the Chief Executive Officer, subject to the provisions of the Company’s Code of Conduct and any other applicable Company policies. The Board annually receives a report on lobbying activities from the head of Government Affairs during one of its quarterly, in-person meetings, as well as quarterly updates on legislative and regulatory activities.

Compensation Risk Assessment

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the work and conclusion of the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultant.

Proactive Stockholder Engagement

Charter values and carefully considers the feedback we receive from our stockholders. In 2022, we engaged in constructive dialogue with our leading institutional stockholders. We reached out to and offered to have discussions with our 15 largest stockholders holding approximately 73% of the shares of our outstanding stock. We also engaged with stockholders who contacted us requesting engagement and have engaged with the stockholder who has submitted a proposal for consideration at the 2023 annual stockholders’ meeting. We engaged with each stockholder who accepted our offer, making our Executive Vice President, General Counsel and Corporate Secretary, our Senior Vice President, Investor Relations and our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary available. We also engaged with proxy advisory firms. Stockholder feedback, including through direct discussions and prior stockholder votes, is reported to our Nominating and Corporate Governance Committee regularly throughout the year. We also review our practices against guidelines published by stockholders and proxy advisory firms, among others.

The engagements covered a variety of topics. The topics most often raised and the Company’s response to these discussions are summarized below.

Board Diversity. Our Corporate Governance Guidelines reflect our commitment to diversity and provide that a candidate’s contribution of diversity to the Board of Directors (based on common factors associated with diversity such as gender, race/ethnicity and other background characteristics that enhance the diversity of the board) will be one of the many elements to be considered in evaluating candidates. At this time, our Board includes an African American woman, an Asian American/Pacific Islander and a Latino American. In 2022, the Nominating and Corporate Governance Committee continued to develop its pipe-line of potential diverse director candidates in the event an opening occurs on the Board of Directors, with the expectation and plan that the next opening would be filled by a woman candidate with the exception of a Liberty Broadband or A/N nominee or the Company’s Chief Executive Officer.

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ESG Reporting / GHG Reduction Target. In response to discussions with stockholders regarding the importance of environmental, social and governance (“ESG”) oversight and reporting to stockholders, the Company issued its first ESG Report in April 2021 describing the Company’s policies, performance and improvement targets related to ESG including the Company’s target to be carbon neutral by 2035. The Company issued its 2021 ESG Report in March 2022. We will continue to engage internal and external stakeholders in ESG discussions, reviewing the initiatives of other companies, reviewing ESG ratings and disclosure guidelines, and reviewing the means and opportunities for further carbon emission reductions in the future.

Lobbying Activities. Our Company makes significant disclosures regarding lobbying and political contributions, and our Board believes that these current disclosures are appropriate and consistent with the objectives of transparency and accountability reflected in the proposal. During our engagement discussions, some stockholders indicated they would appreciate increased disclosure describing the Company’s management and oversight of lobbying activities. In this regard, our Government Affairs team manages the Company’s lobbying activities and reports directly to the Executive Chairman, with oversight from the full Board of Directors. The Board has delegated authority and responsibility for state and local campaign contributions to the Executive Chairman in consultation with the Chief Executive Officer, subject to the provisions of the Company’s Code of Conduct and any other applicable Company policies. The Board annually receives a report on lobbying activities from the head of Government Affairs during one of its quarterly, in-person meetings, as well as quarterly updates on legislative and regulatory activities. The Company maintains a public policy website that sets out the Company’s views as to regulatory and other policy issues around our business. Those are the public policy issues we focus upon through our government affairs efforts.

We have received a stockholder proposal regarding lobbying activities in each of the last two years, similar to the stockholder proposal regarding lobbying activities contained in this proxy statement. The proposal requests that the Company prepare an annual report disclosing the Company’s policies and procedures governing lobbying, payments by the Company for lobbying, membership in organizations that prepare model legislation and a description of management’s decision-making process regarding, and the board’s oversight of, lobbying activities. Our position on the lobbying activities proposal is set forth in greater detail under the description of the proposal in this proxy statement.

Director Overboarding. In recent years, some investors have expressed concerns about the number of outside public company boards that certain highly sought-after directors serve on. In addition, some investors and proxy advisors have instituted “bright-line” proxy voting policies on the number of outside public company boards that a director may serve on. The Board acknowledges the worry that such directors could lack the resources to perform all of their obligations to each board. Accordingly the Nominating and Corporate Governance Committee considers all aspects of each director’s contributions, skills and dedication to ensure that each remains an effective director for the Company. The Board realizes that Mr. Maffei, a director on the board and President and Chief Executive Officer of Liberty Broadband, also sits on the boards of several other companies in which Liberty Broadband has an investment or a management relationship, as well as the boards of other companies, as more fully discussed in his Biographical Information above. The Nominating and Corporate Governance Committee has thoroughly evaluated Mr. Maffei’s role in and contributions to the Board, including the significant time and attention he dedicates to the Company, his outside board commitments (which primarily relate to his role with Liberty Broadband and affiliated companies), the overlaps between his service on outside boards and our Board, and Mr. Maffei’s considerable knowledge and experience in the industry. The Nominating and Corporate Governance Committee concluded that Mr. Maffei’s service on outside boards improves, rather than detracts from, his service on the Company’s Board and firmly believes that he will continue to provide the Company with the necessary time and attention to make him an effective director.

Other topics frequently raised during our stockholder engagements regarded executive compensation and advisory say-on-pay votes, and EEO-1 disclosure and diversity, equity and inclusion reporting. This year, stockholders will be asked to consider two advisory votes relative to executive compensation at the annual meeting. One will address the executive compensation as described in the Compensation Discussion and Analysis and the other will address the frequency of advisory votes on the Company’s executive compensation. The EEO-1 disclosure and diversity, equity and inclusion reporting topics were raised by two stockholder proposals originally submitted for consideration at the 2023 annual stockholders’ meeting. We engaged with the stockholders who submitted those proposals and reached agreement that, subject to regulatory developments, Charter would begin to release, during 2024 or before, its consolidated EEO-1 form, along with the rates of at least two inclusion indicators (hiring, retention or promotion) for its employees, sharing this data by the gender, race and ethnicity categories established by the Equal Employment Opportunity Commission. In exchange, each stockholder proposal proponent agreed to withdraw its proposal. We take seriously the views of our stockholders and took into consideration all the various input we received, and intend to continue our stockholder engagement efforts in 2023.

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Stockholder Contact with Directors

Individuals may communicate directly with members of the Board of Directors or members of the Board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Washington Blvd.

Stamford, CT 06902

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the Board of Directors. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board of Directors, a standing committee of the Board of Directors, or any individual member of the Board of Directors. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded. Communications including substantive accounting matters will be forwarded to the Chair of the Audit Committee.

2022 Director Compensation

The non-employee director compensation package for 2022 included an annual retainer of $120,000 in cash or equity as elected by each director. The non-employee director compensation package also included an annual award of $200,000 in restricted stock, except with respect to the Lead Independent Director, who received an annual award of $350,000 in restricted stock. In addition to these annual retainers, under the non-employee director compensation package, the Audit Committee chair receives $30,000 per year, the Compensation and Benefits Committee chair receives $25,000 per year, and the Nominating and Corporate Governance Committee chair receives $20,000 per year. Each Audit Committee member (including the chair) receives $30,000 per year, each Compensation and Benefits Committee member (including the chair) receives $25,000 per year, each Finance Committee member receives $20,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $20,000 per year. Mr. Rutledge, Charter’s Executive Chairman, was the only current director who was also an employee during 2022.

The following table sets forth information regarding the compensation paid or issued to those non-employee members of the Board of Directors listed below for services rendered for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	190,000	199,865	389,865
Kim C. Goodman	30,000	319,586	349,586
Craig Jacobson	20,000	319,586	339,586
Gregory B. Maffei	45,000	319,586	364,586
John D. Markley, Jr.	190,000	199,865	389,865
David Merritt	200,000	199,865	399,865
James E. Meyer	140,000	199,865	339,865
Steven A. Miron	25,000	319,586	344,586
Balan Nair	—	319,586	319,586
Michael A. Newhouse	160,000	199,865	359,865
Mauricio Ramos	64,534	319,586	384,120
Eric Zinterhofer	65,000	469,485	534,485

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. In addition to the annual retainer, Mr. Conn received payments for his service as the Compensation and Benefits Committee chair, as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. Ms. Goodman elected to receive her annual retainer in equity for 2022 and she received payments for her service as a member of the Audit Committee. Mr. Jacobson

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elected to receive his annual retainer in equity for 2022 and he received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Maffei elected to receive his annual retainer in equity for 2022 and he received payments for his service as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. In addition to the annual retainer, Mr. Markley received payments for his service on the Audit Committee, and as chair and as a member of the Nominating and Corporate Governance Committee. In addition to the annual retainer, Mr. Merritt received payments for his service as chair and as a member of the Audit Committee and for his service on the Finance Committee. In addition to the annual retainer, Mr. Meyer received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Miron elected to receive his annual retainer in equity for 2022 and he received payments for his service on the Compensation and Benefits Committee. Mr. Nair elected to receive his annual retainer in equity for 2022 and did not serve on any committees during 2022. In addition to the annual retainer, Mr. Newhouse received payments for his service as a member of the Nominating and Corporate Governance Committee and as a member of the Finance Committee. Mr. Ramos elected to receive his annual retainer in equity for the period from April 30, 2022 to December 31, 2022 and he received payments for his service on the Compensation and Benefits Committee. Mr. Zinterhofer elected to receive his annual retainer in equity for 2022 and he received payments for his service as a member of the Compensation and Benefits Committee, the Nominating and Corporate Governance Committee and the Finance Committee.

(2)

Represents the grant date fair value of restricted stock grants for directors, which were granted on April 26, 2022 and vest one year after the date of grant on April 26, 2023. Amounts include the annual equity retainer granted to all directors with a grant date fair value of $199,865 (and $349,764 for Mr. Zinterhofer as the Lead Independent Director). For Ms. Goodman and Messrs. Jacobson, Maffei, Miron, Nair, Ramos and Zinterhofer, amounts also include the annual retainer that they elected to receive in the form of equity and which had a grant date fair value of $119,721. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions. For more information, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Executive Officers

Our executive officers for purposes of Section 16 of the Exchange Act, listed below, are elected by the Board of Directors annually, and each serves at the pleasure of the Board of Directors or until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officers	Position
Christopher L. Winfrey	President and Chief Executive Officer
Thomas M. Rutledge	Executive Chairman
Richard J. DiGeronimo	President, Product and Technology
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
David G. Ellen	Senior Executive Vice President
Jessica M. Fischer	Chief Financial Officer
Kevin D. Howard	Executive Vice President, Chief Accounting Officer and Controller

Information regarding our executive officers, other than Mr. Rutledge who also serves as a director, is set forth below. Information regarding our other senior company leaders is available on the “Investor Relations” section of our website at ir.charter.com.

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Christopher L. Winfrey President and Chief Executive Officer Age: 47

Mr. Winfrey was named President and Chief Executive Officer of the Company in December 2022. He most recently served as Chief Operating Officer since 2021, where he oversaw all cable operations, including marketing, sales, field operations and customer operations, as well as Spectrum Enterprise. Mr. Winfrey joined Charter as Chief Financial Officer in 2010 responsible for Charter’s accounting, financial planning and analysis, procurement, real estate, tax and treasury functions, as well as mergers and acquisitions, capital structure activities and investor relations. Charter added oversight of its fiber-based Spectrum Enterprise business to his CFO responsibilities in 2019, and operational leadership of the residential and SMB Sales and Marketing organization, and Spectrum Community Solutions in February of 2021. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer of Unitymedia GmbH, Germany’s second-largest cable operator, and as Managing Director for Unitymedia’s cable operations, broadcasting and satellite entities. Earlier in his career, Mr. Winfrey served as Senior Vice President, Corporate Finance and Development at Cablecom, GmbH. He was previously a Director of Financial Planning and Analysis and Director of Operations Services of NTL Incorporated’s continental European operations, and a senior associate in the private equity group at Communications Equity Associates. Mr. Winfrey has spent nearly 25 years in the cable industry, and in 2015 received The Internet & Television Association’s (NCTA) Vanguard Award for Young Leadership. He received a B.S. in accounting and an MBA from the University of Florida.

Richard J. DiGeronimo President, Product and Technology Age: 45

Mr. DiGeronimo has been President, Product and Technology of the Company since December 2022. Mr. DiGeronimo oversees Charter’s product, engineering, software development and information technology, digital platforms, network operations, advertising sales, business development and programming acquisition organizations. Mr. DiGeronimo joined Charter in 2008 as Vice President of Product Management and has served in several leadership roles, including Senior Vice President of Product and Strategy, Executive Vice President of Product and Strategy, Executive Vice President, Chief Product Officer, and he was appointed Chief Product and Technology Officer in 2019. Mr. DiGeronimo joined Charter from Level 3 Communications, where he served as Vice President and General Manager of the Cable Markets Group. He also held leadership roles in product management and corporate finance over his eight years at Level 3. Mr. DiGeronimo started his career at Bear Stearns where he focused on technology investment banking. Mr. DiGeronimo was named Women in Cable Telecommunications (WICT) Rocky Mountain Mentor of the Year in 2015 and serves on the board of Adaptive Spirit, a significant fundraiser for the United States Paralympics Ski and Snowboard Teams. He received a BBA from the Ross School of Business at the University of Michigan where he graduated with High Distinction.

Richard R. Dykhouse Executive Vice President, General Counsel and Corporate Secretary Age: 59

Mr. Dykhouse has served as Executive Vice President, General Counsel and Corporate Secretary since 2013 and General Counsel since 2011. Mr. Dykhouse joined Charter as Vice President, Associate General Counsel and Assistant Secretary in 2006. Mr. Dykhouse joined Charter from CNH Global, N.V. (now CNH Industrial), where he served as Senior Counsel and Assistant Secretary. Before CNH, he was an attorney for Conseco, Inc. (now CNO Financial Group, Inc.) for nearly 10 years, serving in the corporate law group, with his last position as Senior Vice President, Legal. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, an M.B.A. from Indiana University and a J.D. degree from Indiana University Robert H. McKinney School of Law.

David G. Ellen Senior Executive Vice President Age: 58

Mr. Ellen joined Charter as Senior Executive Vice President in 2016. Mr. Ellen oversees several corporate functions including Spectrum Networks, Human Resources, Communications, Diversity & Inclusion, Spectrum Community Impact programs, Physical Security, regulatory policy support and compliance, and legal support for several of those areas. Mr. Ellen joined Charter from Cablevision, where he served as Executive Vice President and General Counsel. Before Cablevision, Mr. Ellen served as Deputy General Counsel at IAC, the multi-brand media and internet company. Earlier in his career, Mr. Ellen worked at the Federal Communications Commission and before that was a law clerk for now retired Justice Sandra Day O’Connor at the U.S. Supreme Court. He also clerked for Justices Stephen Breyer and Ruth Bader Ginsburg when they were each on the U.S. Court of Appeals. He received a B.A. from Harvard College, a law degree from Harvard Law School, where he was President of the Harvard Law Review, and a master’s degree from Cambridge University, where he was a Marshall Scholar.

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Jessica M. Fischer Chief Financial Officer Age: 37

Ms. Fischer was named Chief Financial Officer of Charter in October 2021. Ms. Fischer oversees Accounting, Finance, Tax and Risk Management, Procurement, Investor Relations, Internal Audit, and Corporate Budgeting and Planning. Additionally, she manages Charter’s equity and capital markets strategy and execution, as well as M&A and investing activity. Ms. Fischer most recently served as Executive Vice President, Finance and joined Charter as Corporate Treasurer in 2017. Before joining Charter, she was a partner in the National Tax Department at EY where she advised clients on the tax structuring and implementation of partnership transactions primarily in the media and telecommunications space, including advising Charter on its transactions with Time Warner Cable and Bright House Networks in 2016. She is a graduate of Washington University in St. Louis, where she earned a B.S. in business administration in accounting and managerial economics, and a master of science in business administration with a concentration in accounting.

Kevin D. Howard Executive Vice President, Chief Accounting Officer and Controller Age: 53

Mr. Howard is Executive Vice President, Chief Accounting Officer and Controller at Charter. He joined Charter in 2002 as Director of Financial Reporting and was promoted to Chief Accounting Officer and Controller in 2006. He also served as Interim Chief Financial Officer from August 1, 2010, through October 31, 2010. Mr. Howard is responsible for Charter’s operational and technical accounting, taxes, financial reporting, payables and enterprise resource planning operations. Mr. Howard joined Charter from Arthur Andersen LLP, where he served as an auditor in the audit division for nearly a decade. He is a certified public accountant and a certified managerial accountant. He received a B.S. in finance and economics from the University of Missouri-Columbia.

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Compensation Committee Interlocks

and Insider Participation

During 2022, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries. During 2022, Mr. Zinterhofer served as Lead Independent Director and Mr. Rutledge served as Chairman and CEO through November 30, 2022 and as Executive Chairman from December 1, 2022 through December 31, 2022.

During 2022: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s Board of Directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity in circumstances where an executive officer of that entity served on the Compensation and Benefits Committee of Charter’s Board of Directors.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

GREGORY B. MAFFEI

STEVEN A. MIRON

MAURICIO RAMOS

ERIC L. ZINTERHOFER

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes important elements of our executive compensation program and compensation decisions for our named executive officers (“NEOs”) in fiscal year 2022. The Compensation and Benefits Committee of our Board of Directors (the “Committee”), working with management and with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Fiscal Year 2022 Named Executive Officers

•	Thomas M. Rutledge, Executive Chairman (previously served as Chairman and Chief Executive Officer until December 1, 2022)

•	Christopher L. Winfrey, President and Chief Executive Officer (previously served as Chief Operating Officer until December 1, 2022)

•	Richard J. DiGeronimo, President, Product & Technology (previously served as Chief Product & Technology Officer until December 1, 2022)

•	David G. Ellen, Senior Executive Vice President

•	Jessica M. Fischer, Chief Financial Officer

•	Jonathan Hargis, Special Advisor to the COO (previously served as EVP, Chief Marketing Officer until April 1, 2022)

Executive Summary

Fiscal 2022 Operational and Financial Highlights

In spite of challenging market dynamics with low connect activity driven by historically low customer churn, Charter achieved customer relationship growth in 2022 – and its highest growth in mobile lines to-date – and annual increases in both top and bottom-line financial performance. Over the course of the year, Charter continued to expand and improve services for its customers: progressing rural build-out initiatives and the beginning of its network evolution plans to deliver multi-gig broadband speeds across its entire footprint. Charter also introduced the new Spectrum One bundle in late 2022, which brings together Spectrum Internet®, Advanced Wi-Fi, and Unlimited Spectrum Mobile™, to offer consumers fast, reliable and secure on-line connections on their favorite devices at home and on-the-go in a high-value package. For the fiscal year ended December 31, 2022, Charter achieved the following key operational and financial objectives:

•	Total customer relationships grew by 126,000, or 0.4%

•	Mobile lines grew by 1,728,000, Internet customers by 344,000

•	Revenue grew by 4.5% to $54.0 billion

•	Adjusted EBITDA grew by 4.8% to $21.6 billion(1)

•	Free cash flow of $6.1 billion(1)

•

Charter also purchased approximately 23.8 million shares of Charter Class A common stock and Charter Holdings common units for approximately $11.7 billion in 2022 at an average price per share of $491.48.

(1)	See “Non-GAAP Financial Measures” in Appendix A.

The graph below tracks Charter’s 5-year total shareholder return (TSR) against the S&P 500 and Primary Peer Group companies. No changes were made to Charter’s Primary or Secondary Peer Groups in 2022 (the Secondary Peer Group is not included on the graph).

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COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Charter Communications, Inc., the S&P 500 Index,

and a Peer Group

Talent Planning & CEO Transition

The transition of the CEO role from Mr. Rutledge to Mr. Winfrey and the promotion of Mr. DiGeronimo to the role of President, Product & Technology reflects the conclusion of a multi-year succession planning process wherein the Committee and the Board along with the support of advisors and Mr. Rutledge, identified Mr. Winfrey as the appropriate successor to Mr. Rutledge as CEO and expanded Mr. DiGeronimo’s responsibilities to include oversight of Charter’s Programming Acquisition function. As part of the CEO succession process, the Committee considered Mr. Winfrey’s nearly 25 years of cable industry experience, his significant strategic contributions to the Company since joining Charter as CFO in 2010, and his achievements since assuming broader operating responsibilities in 2019 and the role of Chief Operating Officer in 2021.

The Committee works closely with the CEO (which was Mr. Rutledge through November 30, 2022 and Mr. Winfrey thereafter), management and the Committee’s consultants in talent planning and executive transitions for the Company’s executive officers. For 2022, such activity included Mr. Winfrey assuming the role of President and CEO (with Mr. Rutledge transitioning to Executive Chairman) and Mr. DiGeronimo assuming the role of President, Product & Technology. The Committee’s work to promote these individuals included establishing the appropriate expansion and transition of responsibilities, conducting talent planning and development processes, and crafting the proper compensation incentives.

Prior to his assuming the role of Executive Chairman, the Committee also worked closely with Mr. Rutledge in connection with talent planning activities for other non-NEO executives, including the promotion of successors for both Mr. Hargis and the Company’s former Executive Vice President, Field Operations. Mr. Hargis and the former Executive Vice President, Field Operations each transitioned to the role of Special Advisor to the COO effective April 1, 2022 and retired from the Company on December 31, 2022. The Committee believes this process has been effective at progressing Charter’s highly experienced management team and maintaining the focus on delivering on Charter’s strategies for growth and value creation.

Compensation Structure & Pay for Performance Alignment

Charter structures its NEO compensation packages to provide a total opportunity that is competitive against the median of Charter’s peer group, create a strong linkage between the actual compensation earned by our NEOs and Company performance, and reward both growth-oriented annual operating results as well as sustainable long-term shareholder returns.

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The following table summarizes the performance-focused elements of Charter’s incentive designs in 2022 and the resulting alignment between compensation realized by our NEOs and results achieved by the Company.

2022 Performance-Oriented Incentive Design Features

Annual Incentive Plan

•

Formulaic plan design with financial metrics that are key indicators of Charter’s success and measures of long-term value creation in a subscription business — metrics reward top and bottom-line performance and the achievement of key strategic objectives for the business. With respect to our NEOs excluding the Executive Chairman, the metrics were total revenue (excluding mobile device related revenue) weighted at 20%, total Adjusted EBITDA (excluding RDOF related expenses and mobile related device sales) weighted at 60%, and Strategic Objectives weighted at 20%. With respect to the Executive Chairman, Mr. Rutledge, the metrics were revenue weighted at 10%, Adjusted EBITDA weighted at 30%, and Strategic Objectives weighted at 60%; the bonus metrics and weightings for Mr. Rutledge were established in consideration of his role as CEO, in which capacity he served until transitioning to Executive Chairman on December 1, 2022.

•	Growth-based performance objectives — threshold, target and maximum performance levels all correspond to positive year-over-year growth in revenue and Adjusted EBITDA.

•	Maximum bonus payout level set at 150% of target incentives — provides upside potential to incentivize long-term, sustainable performance through Charter’s growth-oriented strategy.

Long-Term Incentive Plan

•

Award mix that emphasizes stock price appreciation — grants delivered in a mix of 90% stock options and 10% RSUs, generally. Mr. Rutledge and Mr. Winfrey received awards 100% in stock options to further emphasize the performance-based nature of those awards and in consideration of their key leadership roles within Charter (Mr. Rutledge serving as Chairman and CEO until his transition to Executive Chairman and Mr. Winfrey serving as Chief Operating Officer until his transition to President and CEO).

•	Multi-year time-based vesting period — awards 100% vest on the third anniversary of the grant date (3-year cliff vesting).

•

Long-term incentive program aligns pay for performance — since the completion of the Transactions on May 18, 2016, Charter’s philosophy has been to deliver the largest portion of NEO compensation in the form of long-term incentives tied to stock price appreciation, i.e., stock options. Following the Transactions, Charter achieved significant stock price appreciation with the stock price increasing 261% from $227.41 (the closing price of Charter’s Class A common stock on May 18, 2016) to a high of $821.01 on September 2, 2021. Subsequent to this period of substantial growth in the stock price, and within an uncertain, inflationary macroeconomic environment, Charter’s price decreased 59% to $339.10 (the closing stock price as of December 30, 2022) but still represented overall growth of 49% for the period from May 18, 2016 to December 30, 2022. As noted above, Charter’s long-term incentive program design ties the majority of executive pay to appreciation-based equity awards with multi-year vesting periods, which created strong pay for performance alignment over time. In particular, the exercise prices for Charter’s last three annual equity grants – which occurred in mid-January of each year for NEOs and other participants in the equity program – were $512.0575, $625.55, and $588.825 for 2020, 2021 and 2022, respectively. As of December 31, 2022, all of the stock option awards from such grants were unvested and underwater, demonstrating the significant degree of performance accountability within the compensation program, and Charter’s stock price will need to increase by more than 51% in order for our NEOs to realize value from these outstanding stock option awards. Furthermore, as described in the Pay Versus Performance disclosure on page 40 of this proxy, Charter’s long-term incentive program design resulted in strong alignment between NEO compensation and Charter’s total shareholder return (TSR) performance.

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Charter’s compensation structure for the NEOs results in an overall mix of pay that is highly performance-based, particularly with respect to the proportion of compensation tied to stock price appreciation via stock options and without taking into account the performance-based incentives derived from previously vested equity awards. The compensation mix delivered to the CEO and other NEOs in 2022, based on the values disclosed in the Summary Compensation Table, was as follows:

Compensation Actions in 2022

The Committee established 2022 compensation actions for the NEOs within the framework of the Committee’s compensation philosophy and in accordance with the section below regarding the process for determining executive compensation. Key elements of the Committee’s process include comparing compensation levels against industry and size-appropriate peer group companies, designing pay for performance incentive programs, linking a significant majority of pay to sustained stock price growth, and ensuring that outstanding incentive value appropriately motivates and retains NEOs. Through this approach, the Committee entered into or amended employment agreements, determined any appropriate changes to NEO compensation levels, and established annual and long-term incentive designs for the 2022 fiscal year. The actions undertaken by the Committee for 2022 included the following:

1.	Entered into an amended and restated employment agreement with Mr. Rutledge in connection with his transition into the role of Executive Chairman.

The Company entered into an amended and restated employment agreement with Mr. Rutledge in connection with his transition to the role of Executive Chairman effective December 1, 2022. Under the agreement, Mr. Rutledge will serve as Executive Chairman of the Company and its Board of Directors through the term of the agreement on November 30, 2023, and he will maintain oversight of the Government Affairs function while providing his guidance and expertise to ensure a smooth and successful transition. Mr. Rutledge’s amended and restated employment agreement also provides for the following changes to his compensation that were effective as of December 1, 2022:

Pay Element	Prior	New
Base Salary	$2.5 million	$1.25 million
Annual Incentive	300% of base salary	300% of base salary (no change)
Long-Term Incentive	$30.0 million	$15.0 million

Under the terms of the agreement, Mr. Rutledge’s equity award in 2023 will continue to be entirely in stock options.

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2.	Entered into an amended and restated employment agreement with Mr. Winfrey in connection with his promotion to President and Chief Executive Officer, succeeding Mr. Rutledge.

Mr. Winfrey’s promotion to President and CEO was effective as of December 1, 2022, the date upon which Mr. Rutledge assumed the role of Executive Chairman. Mr. Winfrey’s amended and restated employment agreement has an initial term through December 1, 2025 and provides for the following changes to his compensation that were effective as of the September 20, 2022 execution date of the agreement:

Pay Element	Prior	New
Base Salary	$1.25 million	$1.7 million
Annual Incentive	160% of base salary	250% of base salary
Long-Term Incentive	$10.0 million	$17.0 million

Mr. Winfrey’s agreement also provided for an equity award of $2,000,000, delivered 100% in stock options and granted on September 22, 2022.

3.	Entered into a new employment agreement with Mr. DiGeronimo in connection with his promotion to President, Product & Technology.

Mr. DiGeronimo’s promotion to President, Product & Technology was effective December 1, 2022. Mr. DiGeronimo’s employment agreement has an initial term through December 1, 2025 and provides for the following changes to his compensation that are effective as of the September 20, 2022 execution date of the agreement:

Pay Element	Prior	New
Base Salary	$1.25 million	$1.45 million
Annual Incentive	160% of base salary	200% of base salary
Long-Term Incentive	$8.0 million	$10.0 million

Mr. DiGeronimo’s employment agreement also provided for an equity award of $800,000, delivered in a mix of 90% stock options and 10% RSUs and granted on September 22, 2022 following the execution of the agreement. Under the terms of the agreement, Mr. DiGeronimo’s future equity awards will also be delivered in a mix of 90% stock options and 10% RSUs.

4.	Amended Mr. Ellen’s employment agreement as of October 27, 2022.

Mr. Ellen’s employment agreement, effective July 1, 2021, was amended to extend his term through December 1, 2023 (from the original term date of July 1, 2023).

5.	Amended Mr. Hargis’s employment agreement effective April 1, 2022 in connection with his transition to the role of Special Advisor to the COO on April 1, 2022 and retirement on December 31, 2022.

Mr. Hargis’s current employment agreement, which was initially effective May 18, 2021, was amended effective April 1, 2022 to transition his role from EVP, Chief Marketing Officer to Special Advisor to the COO and to change the term of his agreement to December 31, 2022 from the original term date of May 18, 2023. In his role as Special Advisor, Mr. Hargis reported to the then COO and was responsible for assisting successor executives, managing key projects, and providing advice and counsel through the end of the term. In addition, the amendment to Mr. Hargis’s agreement provided for the following compensation changes as of the April 1, 2022 effective date:

Pay Element	Prior	New
Base Salary	$700,000	$350,000
Annual Incentive	150% of base salary	150% of base salary (no change)

There were no changes to Mr. Hargis’s long-term incentive opportunity in connection with the amendment to his employment agreement as he received no further long-term incentive awards after such time, and upon the conclusion of his agreement term on December 31, 2022, Mr. Hargis retired from the Company.

6.	Granted annual equity awards to Messrs. Rutledge, Winfrey, DiGeronimo, Ellen and Hargis, and Ms. Fischer on January 15, 2022.

All NEOs received grants under Charter’s annual equity program on January 15, 2022 based on their long-term incentive opportunities then in effect. Messrs. Rutledge and Winfrey’s long-term incentive opportunities were as set forth in their

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amended and restated employment agreements dated October 27, 2020 and October 19, 2021, respectively. The individual grant values and equity mixes were as follows:

Executive	LTI Grant Guideline	Equity Mix

Thomas M. Rutledge	$30.0 million	100% stock options

Christopher L. Winfrey	$10.0 million	100% stock options

Richard J. DiGeronimo	$8.0 million	90% stock options / 10% RSUs

David G. Ellen	$5.5 million	90% stock options / 10% RSUs

Jessica M. Fischer	$3.5 million	90% stock options / 10% RSUs

Jonathan Hargis	$3.5 million	90% stock options / 10% RSUs

7.	Established the 2022 annual incentive plan.

Under Charter’s 2022 annual incentive plan design, all NEOs were eligible to earn a cash incentive ranging from 0% to 150% of their target annual incentive opportunity, which is set as a percentage of their annual base salary. Actual performance achievement against the plan’s financial metrics and strategic objectives determined the actual payouts received under the plan. The metrics, weightings and performance ranges were as follows:

Metric	Weighting (Executive Chairman)	Weighting (Other NEOs)	Threshold / Maximum Performance (% of Target)
Revenue	10.0%	20.0%	97.6% / 101.0%
Adjusted EBITDA	30.0%	60.0%	96.1% / 102.0%
Strategic Objectives	60.0%	20.0%	N/A

Strategic objectives related to Capital and Free Cash Flow Management and the execution of Rural Digital Opportunity Fund (RDOF) and Subsidized Rural Builds Initiatives for all NEOs, with additional strategic objectives for the Executive Chairman relating to Talent Planning and Diversity and Inclusion efforts.

Apart from the actions described above, there were otherwise no changes to the base salary, annual incentive and long-term incentive compensation for the NEOs. All of the 2022 equity awards granted to the NEOs fully vest on the third anniversary of the respective date of grant (i.e., 3-year cliff vesting) with a 10-year term to exercise stock options. The number of stock options granted equals the portion of the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant. The number of RSUs granted equals the portion of the executive’s grant value allocated to RSUs divided by the grant price (the average of the high and low prices of Charter common stock on the date of grant).

See the “Employment Agreements” section below for additional information on the employment agreements for the NEOs.

Compensation Actions in 2023

In addition to the above, in December 2022 the Committee approved a two-year renewal of Ms. Fischer’s employment agreement, increasing her base salary from $700,000 to $800,000 as of the February 5, 2023 effective date of her amended employment agreement and increasing her target long-term incentive opportunity from $3.5 million to $5.5 million as of the January 17, 2023 grant date for the Company’s 2023 annual equity program. At that time, the Committee also approved awards under the 2023 annual equity program to the NEOs (except Mr. Hargis who retired December 31, 2022) and all other eligible employees. Pursuant to the terms of their respective employment agreements, Mr. Rutledge received an award of $15.0 million in stock options, Mr. Winfrey received an award of $17.0 million in stock options, and Mr. DiGeronimo received an award of $10.0 million in a mix of 90% stock options and 10% RSUs. Mr. Ellen and Ms. Fischer each received an award of $5.5 million, based on their long-term incentive opportunities in effect and delivered in a mix of 90% stock options and 10% RSUs. All awards granted to the NEOs vest in full on the third anniversary of the January 17, 2023 grant date with a 10-year term to exercise stock options. The number of stock options granted equals the portion of the executive’s grant value allocated to stock options divided by the Black-Scholes value per stock option at grant. The number of RSUs granted equals the portion of the executive’s grant value allocated to RSUs divided by the grant price (the average of the high and low prices of

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Charter common stock on the date of grant). The Committee has consistently authorized the annual equity awards to be effective in mid-January of each year and has not taken into account any fluctuations in Charter’s stock price with respect to the timing of the annual awards.

As the Company has recently committed to a number of multi-year transformational and industry-leading initiatives, the Committee also approved a new 2023 Performance-Based Equity Program (the “2023 Program”) in February. The 2023 Program is similar to the program the Company adopted in 2016, which was a five-year long-term incentive program designed to deliver value to executives only upon achieving sustained growth in the Company’s stock price corresponding to aggressive price targets.

The 2023 Program provides participants the opportunity to receive 5x their annual grant value, less the already issued January 2023 annual grant, up-front in a single performance award of 90% in stock options and 10% in RSUs that vest based on the achievement of both stock price hurdles as well as time-based vesting criteria ranging from 3 to 5 years following the grant date. All awards under the 2023 Program require the achievement of significant increases to Charter’s stock price by the sixth anniversary of the date of the grant in order to vest. The lowest price hurdle represents 28% stock price appreciation from $396.94, which was the closing stock price as of February 10, 2023, and the highest price hurdle of $1,000 represents 152% stock price appreciation from this level. The achievement of each stock price hurdle is determined based on the 60-trading day average closing stock price, and each tranche of stock options and RSUs will vest upon both the stock price hurdle and the time-based vesting criteria being satisfied.

Participants in the 2023 Program include Messrs. Winfrey and DiGeronimo and Ms. Fischer. Under the 2023 Program, Mr. Winfrey received an award valued at approximately $68.0 million, Mr. DiGeronimo received an award valued at approximately $40.0 million, and Ms. Fischer received an award valued at approximately $22.0 million. These awards were granted on February 22, 2023 with a grant price of $380.53, delivered 90% in the form of stock options and 10% in the form of RSUs, and subject to the following vesting conditions:

Price Hurdle Vesting Requirement	Approximate(1) % of Stock Options Vesting			Approximate(1) % of RSUs Vesting
	Eligible to Vest on or after 3rd Anniversary of the Grant Date	Eligible to Vest on or after 4th Anniversary of the Grant Date	Eligible to Vest on or after 5th Anniversary of the Grant Date	Eligible to Vest on or after 3rd Anniversary of the Grant Date	Eligible to Vest on or after 4th Anniversary of the Grant Date	Eligible to Vest on or after 5th Anniversary of the Grant Date
$507 / $564(2)	6.7%	6.7%	6.7%	—	—	—
$639	6.7%	6.7%	6.7%	—	—	—
$798	6.7%	6.7%	6.7%	11.1%	11.1%	11.1%
$870	6.7%	6.7%	6.7%	11.1%	11.1%	11.1%
$988	3.3%	3.3%	3.3%	5.6%	5.6%	5.6%
$1,000	3.3%	3.3%	3.3%	5.6%	5.6%	5.6%

(1)	Percentages may not sum to 100% due to rounding.

(2)

For Mr. Winfrey who participated in the similar performance-based award program in 2016, the lowest stock price hurdle for awards under the 2023 Program is $564, which is equivalent to the highest stock price hurdle under the 2016 awards.

All stock options granted under the 2023 Program have a 10-year term to exercise, and the number of stock options and RSUs granted to each participant was determined based upon: (i) the target grant value of the award, (ii) the value per each stock option and RSU for each tranche, as calculated by a Monte Carlo model of the value of such awards, and (iii) the number of stock options and RSUs required to deliver the grant value such that 90% of the total combined number of RSUs and options granted was comprised of stock options and 10% of the total combined number of RSUs and options granted was comprised of RSUs.

By combining equity award value that would ordinarily be granted in future years into a single grant and tying such value to the achievement of significant stock price growth objectives, Charter believes that the 2023 Program will create a strong incentive for participants to generate sustained, long-term shareholder value. In particular, the size and length of the program aligns with Charter’s multi-year growth initiatives – including network expansion in both rural and existing markets and network evolution to providing converged gigabit connectivity – the successful execution of which are expected to drive stock price growth. Furthermore, no awards under the 2023 Program are eligible to vest in connection with any termination, except upon death or disability or for an involuntary termination without cause or resignation for good reason following a change in control; in each case, only award tranches for which the price hurdle is satisfied at the time of termination are eligible to vest. The lack of accelerated vesting upon any involuntary termination or voluntary resignation outside of a change in control, death or disability where price hurdles have been achieved is an important shareholder protection mechanism and ensures that

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participants only recognize value from the program in connection with the achievement of price appreciation over a multi-year time horizon.

At the same time that awards under the 2023 Program were approved, the Committee also approved amendments to the employment agreements for Mr. Winfrey and Mr. DiGeronimo, removing references to future annual equity grants to be provided under such agreements.

Process for Determining Executive Compensation

Role of the CEO and Compensation and Benefits Committee

The Compensation and Benefits Committee of our Board of Directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management.

The Committee determines the pay levels for our NEOs in consideration of a number of factors and within the framework of the Company’s compensation philosophy, as described below. Factors considered include each individual’s role and responsibilities within Charter, the individual’s experience and expertise, pay levels for comparable peer positions both within Charter and in the competitive marketplace, and performance of the individual and Charter as a whole. In setting pay levels for each element of compensation, the Committee considers all forms of compensation and benefits and the resulting impact on total value delivered to the executive.

Each year, the CEO reviews the performance of each of the other NEOs and recommends both compensation adjustments based on overall competitiveness and effectiveness of the compensation program as well as actual bonus payouts under the annual incentive plan in light of performance against the objectives approved by the Committee. The Committee regularly meets in executive session to consider these matters, and while the Committee considers the CEO’s recommendations along with analysis provided by the Committee’s compensation consultant, it retains full discretion to set all compensation for our NEOs other than the CEO. With respect to the CEO, the Committee recommends the CEO’s compensation to Charter’s full Board of Directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its independent compensation consultant and assist in fulfilling its responsibilities. Semler Brossy reports directly to the Committee, providing recommendations and advice related to all aspects of Charter’s executive compensation program. As necessary, Semler Brossy works with management to obtain information necessary to develop their recommendations.

During the year ended December 31, 2022, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Committee, including: attending meetings; providing information, research and analysis pertaining to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to our peer groups and broader industry data; updating the Committee on market trends and changing practices; advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards; and providing assistance in the appointment of a new CEO and the associated transitions of other executives, including competitive information on pay levels and contract terms. The Committee has determined that there was no conflict of interest between its compensation consultant and the Committee during the year ended December 31, 2022.

Compensation Philosophy and Competitive Positioning

The Committee applies the following pay philosophy for purposes of setting NEO compensation and designing annual and long-term incentive programs that motivate the performance and retention of our NEOs:

1.	Base salary, target annual incentive, and annualized grant date values for long-term equity incentive generally positioned between the corresponding 50th and 75th percentile levels of the peer group;

2.	Annual incentive design that rewards the achievement of meaningful year-over-year growth in revenue and Adjusted EBITDA and the execution of key strategic objectives for the business; and

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3.

Long-term equity incentive design that emphasizes stock options to create a strong linkage between pay and sustained stock price performance. In order for NEOs to realize their target long-term incentive opportunity under the 2022 equity program, Charter’s stock price must achieve meaningful price appreciation.

Compensation Peer Groups

The Committee maintains a Primary Peer Group and Secondary Peer Group and examines these peer groups on an annual basis. The Committee uses the following criteria to identify members of the Primary Peer Group:

•	North American publicly traded companies, in particular internet providers and organizations in the video programming distribution, wireless communication or advertising spaces

•	Size: Approximately $13 billion to $204 billion in annual revenue (0.25x to 4.0x Charter’s revenue)

•	Relevant Industries: Cable & Satellite, Integrated Telecommunication Services and Wireless Telecommunications, Movies & Entertainment and Broadcast

In addition to the Primary Peer Group, the Committee also examines the executive compensation practices of other larger publicly traded, consumer-oriented companies, which compose the Secondary Peer Group.

In 2022, the Committee reviewed the composition of the peer groups, including the impact of merger and acquisition activity on companies within the groups, and determined that no changes to either peer group were necessary.

Primary Peer Group
AT&T Inc.	DISH Network Corp.	Netflix, Inc.	Paramount Global
Cisco Systems, Inc.	Fox Corp.	The Walt Disney Company
Comcast Corporation	Liberty Global Plc	T-Mobile US, Inc.
Warner Bros. Discovery, Inc.	Lumen Technologies, Inc.	Verizon Communications Inc.

Secondary Peer Group
3M	IBM	Pfizer Inc.	The Kraft Heinz Co.
American Express Co.	Johnson & Johnson	Philip Morris International, Inc.
Bristol-Myers Squibb Co.	Merck & Co., Inc.	Procter & Gamble Co.
Caterpillar	Mondelez International, Inc.	Qualcomm
Gilead Sciences, Inc.	Nike, Inc.	Raytheon Technologies
Honeywell International, Inc.	PepsiCo, Inc.	The Coca-Cola Co.

Elements of Compensation

Base Salary

Charter sets base salaries with regard to the level of the individual’s position and the individual’s current and sustained performance results. The Committee annually reviews base salary levels for the NEOs and determines any necessary changes in those salary levels. Adjustments to base salary levels may be based on factors such as new roles and responsibilities assumed by the executive or the executive’s impact on our goals and business objectives. The Committee may also make salary adjustments in consideration of competitive market pay levels for comparable executive positions.

Charter does not apply specific weighting to any one factor in setting the level of salary, and the process ultimately relies on the Committee’s judgment. Although we generally target salaries at market median compared to an industry peer group and other compensation survey data for experienced executives, the Committee may also take into account historical compensation, potential as a key contributor, and special recruiting or retention situations when deciding to set salaries for individual executives relative to market median pay levels. Consistent with our pay philosophy and taking into consideration the factors set forth above, salary increases are neither automatic nor the same for each individual.

The Committee reviewed base salaries for our NEOs leading up to and over the course of 2022, providing base salary adjustments for Messrs. Rutledge, Winfrey and DiGeronimo as part of the CEO transition process. Mr. Rutledge’s base salary decreased from $2.5 million to $1.25 million effective December 1, 2022 pursuant to the terms of his amended and restated employment agreement effective as of such date and in connection with his transition to the role of Executive Chairman.

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Mr. Winfrey’s base salary increased from $1.25 million to $1.7 million effective September 20, 2022 pursuant to the terms of his amended and restated employment agreement executed as of such date and in connection with his December 1, 2022 promotion to President and CEO. Mr. DiGeronimo’s base salary increased from $1.25 million to $1.45 million effective September 20, 2022 pursuant to the terms of his employment agreement executed as of such date and in connection with his December 1, 2022 promotion to President, Product & Technology. Mr. Hargis’s base salary decreased from $700,000 to $350,000 effective April 1, 2022 in connection with the amendment to his employment agreement and his transition to the role of Special Advisor to the COO also effective as of such date. In determining the base salary adjustments for Messrs. Winfrey, Rutledge, DiGeronimo, and Hargis, the Committee considered a number of factors, including their excellent performance and contributions to the Company, changes to their responsibilities in their new or expanded roles, and the market compensation levels observed for comparable positions among peer organizations. For our other NEOs, the Committee determined that no base salary adjustments were necessary at this time.

Executive Officer	Base Salary as of December 31, 2022	Change from Prior Year

Thomas M. Rutledge	$1,250,000	50.0% decrease from $2,500,000 effective December 1, 2022

Christopher L. Winfrey	$1,700,000	36.0% increase from $1,250,000 effective September 20, 2022

Richard J. DiGeronimo	$1,450,000	16.0% increase from $1,250,000 effective September 20, 2022

David G. Ellen	$1,250,000	None

Jessica M. Fischer	$700,000	None

Jonathan Hargis	$350,000	50.0% decrease from $700,000 effective April 1, 2022

Annual Incentive Plan

Charter established the Annual Incentive Plan for the NEOs to provide a cash-based incentive that rewards the achievement of strong annual operational and financial results and drives annual progress for key strategic objectives. Each year, the actual amount of compensation earned by participants under the plan is dependent upon performance against pre-established objectives set and approved by the Committee. In determining the particular performance metrics under the plan, the Committee selects what it believes to be the best annual financial and operational metrics that support long-term success with the strongest linkage to shareholder value creation. When establishing the particular threshold, target and maximum performance objectives for each plan metric, the Committee seeks to set goals that represent challenging but attainable year-over-year improvement in Company performance.

For fiscal year 2022, the Annual Incentive Plan for our NEOs utilized both financial measures of top and bottom-line performance as well as strategic objectives that represented operating priorities important to the success of Charter’s business. The financial metrics under the plan were total revenue (weighted 10% for Mr. Rutledge and 20% for the other NEOs) and total Adjusted EBITDA (weighted 30% for Mr. Rutledge and 60% for the other NEOs). The strategic objectives that applied to all NEOs under the plan were Capital and Free Cash Flow Management (weighted 5% for Mr. Rutledge and 10% for the other NEOs) and the execution of RDOF and Subsidized Rural Builds Initiatives (weighted 5% for Mr. Rutledge and 10% for the other NEOs). The strategic objectives that applied only to Mr. Rutledge’s incentive award related to Talent Planning (weighted 40%) and Charter’s Diversity and Inclusion efforts (weighted 10%). The Committee weighted a substantial proportion of Mr. Rutledge’s annual incentive to these additional strategic objectives, particularly with respect to Talent Planning, given his overall leadership in the successful transition of the CEO role over the course of 2022 and building a strong and diverse talent pipeline.

Payouts under the Annual Incentive Plan were set to range from 60% to 150% of each NEO’s target annual incentive opportunity based on the actual performance achieved against the Committee-approved goals for each metric. The Committee also has the discretion to increase or decrease payouts under the Annual Incentive Plan based on organizational considerations, such as acquisitions or significant transactions and performance considerations, such as changes in products or markets and other unusual, unforeseen or exogenous situations.

Charter’s 2022 revenue and Adjusted EBITDA results both fell below targeted levels under the Annual Incentive Plan, but still represented year-over-year growth within the incentive payout ranges. Revenue achievement resulted in a payout of 63.22% of target and Adjusted EBITDA achievement resulted in a payout of 62.67% of target.

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In determining payout levels for the strategic objectives, the Committee evaluated the Company’s 2022 performance achievement for these objectives, considering the following:

•	Constructed and activated over 120,000 passings as part of Charter’s rural subsidized initiatives which was ahead of plan and exceeded penetration goals on such passings.

•	Achieved important milestones for Charter’s rural construction initiative beyond construction such as the walking out of the build plan.

•	Effectively navigated supply chain disruptions to achieve supply levels that were at or above target for most equipment types.

•	Effectively managed free cash flow supporting Charter’s share repurchase strategy while managing a higher interest rate environment.

•

For Mr. Rutledge, the management of Charter’s talent planning and development efforts, in particular with respect to the transition of the CEO role, and achievements relating to advancing Charter’s diversity and inclusion goals.

With respect to the strategic objectives that applied for all NEOs, the Committee approved payouts of 120% for the Capital and Free Cash Flow Management objective and 150% for the RDOF and Subsidized Rural Builds Initiatives strategic objective, resulting in an overall strategic objectives payout of 135% for NEOs except Mr. Rutledge. With respect to the additional strategic objectives that applied for Mr. Rutledge only, the Committee approved a combined payout of 100% for the Talent Planning and Diversity and Inclusion objectives, resulting in an overall strategic objectives payout of 105.83% when combined with payouts for the strategic objectives that applied for all NEOs. The resulting overall annual incentive payouts were 88.62% of Mr. Rutledge’s target annual incentive and 77.24% of the target annual incentive for the other NEOs. The tables below detail the annual incentive calculations for Mr. Rutledge and the other NEOs.

2022 Annual Incentive Payout – Mr. Rutledge

Metric	Target ($ million)	Performance ($ million)	Payout %	Weighting	Weighted Payout %
Revenue	$53,808	$52,621	63.22%	10.0%	6.32%
Adjusted EBITDA	$22,321	$21,509	62.67%	30.0%	18.80%
Strategic Objectives	Discretionary Assessment		105.83%	60.0%	63.50%
Total				100.0%	88.62%

2022 Annual Incentive Payout – All Other NEOs

Metric	Target ($ million)	Performance ($ million)	Payout %	Weighting	Weighted Payout %
Revenue	$53,808	$52,621	63.22%	20.0%	12.64%
Adjusted EBITDA	$22,321	$21,509	62.67%	60.0%	37.60%
Strategic Objectives	Discretionary Assessment		135.00%	20.0%	27.00%
Total				100.0%	77.24%

Note: Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to non-controlling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. For purposes of calculating bonus attainment, revenue does not include mobile device related or RDOF subsidy revenue, and Adjusted EBITDA does not include such revenue or mobile device and RDOF related expenses. Capital Management is an after-the-fact, objective evaluation of our capital spend by the Committee.

Each NEO has a target annual incentive opportunity set as a percentage of the NEO’s base salary. In setting opportunities each year, the Committee reviews current opportunities relative to those among peer group companies and evaluates criteria with

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respect to each NEO’s particular role, including changes in scope and complexity, impact on Company strategy, and degree of enterprise-wide influence. During 2022, the Committee increased Mr. Winfrey’s target annual incentive from 160% of base salary to 250% of base salary effective September 20, 2022 in connection with his promotion to President and CEO, and the Committee increased Mr. DiGeronimo’s target annual incentive from 160% of base salary to 200% of base salary effective September 20, 2022 in connection with his promotion to President, Product & Technology; the full year target annual incentive opportunities for Messrs. Winfrey and DiGeronimo were prorated based on the portion of the year for which each respective target annual incentive percentage was in effect. In addition, pursuant to his amended and restated employment agreement, Mr. Rutledge’s 2022 target annual incentive was prorated to reflect the reduction in his base salary from $2,500,000 to $1,250,000 effective December 1, 2022 (with no change to his target annual incentive as a percentage of base salary), and, pursuant to the amendment to his employment agreement, Mr. Hargis’s 2022 target annual incentive was prorated to reflect the reduction in his base salary from $700,000 to $350,000 effective April 1, 2022 (also with no change to his target annual incentive as a percentage of base salary). The Committee otherwise determined that no annual incentive adjustments were necessary for our other NEOs as current opportunities continued to be competitive and appropriate for their roles. The table below summarizes the 2022 target annual incentive opportunities and actual incentive payouts for each of our NEOs.

		Target Annual Incentive			Annual Incentive
Executive Officer	Base Salary	% of Base Salary	$ Value		% of Target	$ Value
Thomas M. Rutledge	$1,250,000	300%	$7,181,507	(1)	88.62%	$6,364,251
Christopher L. Winfrey	$1,700,000	250%	$2,634,932	(2)	77.24%	$2,035,221
Richard J. DiGeronimo	$1,450,000	200%	$2,253,973	(3)	77.24%	$1,740,968
David G. Ellen	$1,250,000	160%	$2,000,000		77.24%	$1,554,800
Jessica M. Fischer	$700,000	150%	$1,050,000		77.24%	$811,020
Jonathan Hargis	$350,000	150%	$654,452	(4)	77.24%	$505,499

(1)

Represents Mr. Rutledge’s target annual incentive amount prorated based on his base salary of $2,500,000 and target annual incentive of 300% of base salary in effect from January 1, 2022 through November 30, 2022 and his base salary of $1,250,000 and target annual incentive of 300% of base salary in effect as of December 1, 2022.

(2)

Represents Mr. Winfrey’s target annual incentive amount prorated based on his base salary of $1,250,000 and target annual incentive of 160% of base salary in effect from January 1, 2022 through September 19, 2022 and his base salary of $1,700,000 and target annual incentive of 250% of base salary in effect as of September 20, 2022.

(3)

Represents Mr. DiGeronimo’s target annual incentive amount prorated based on his base salary of $1,250,000 and target annual incentive of 160% of base salary in effect from January 1, 2022 through September 19, 2022 and his base salary of $1,450,000 and target annual incentive of 200% of base salary in effect as of September 20, 2022.

(4)

Represents Mr. Hargis’s target annual incentive amount prorated based on his base salary of $700,000 and target annual incentive of 150% of base salary in effect from January 1, 2022 through March 31, 2022 and his base salary of $350,000 and target annual incentive of 150% of base salary in effect as of April 1, 2022.

The Committee also authorized Mr. Winfrey as CEO to make discretionary bonus awards of up to 5% of the total projected Annual Incentive Plan payout based on actual achievement against the approved performance objectives. Management recommends discretionary bonus awards based upon management’s judgment of a participant’s performance and contribution to the Company, and such awards are in addition to payments made under the Annual Incentive Plan. For 2022, none of the NEOs received any portion of this 5% discretionary bonus allocation.

Long-Term Incentives

Charter’s long-term incentive program aligns the interests of the NEOs with those of our stockholders by linking a significant portion of NEO compensation to sustained growth in the Company’s stock price over multi-year periods. The Committee establishes long-term incentive designs and opportunities in consideration of each NEO’s level within the organization, the nature of their particular role and job responsibilities, the desired mix of short and long-term incentive compensation, retention and succession planning considerations, the executive’s line-of-sight to our stock price performance, and competitive pay levels observed among peer and general industry organizations. Since 2021, all NEOs have participated in the Company’s annual equity program, which provides awards in a mix of stock options and RSUs (with the particular mix determined by the participant’s level), and awards vest in full on the third anniversary of the grant date.

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For each NEO, the Committee determines their long-term incentive opportunity and approves annual equity grants based on that opportunity. Charter grants annual equity awards to all eligible participants in mid-January (the “annual grant date”). For any changes to long-term incentive opportunities occurring during the year after the annual grant date, the Committee generally also approves additional off-cycle equity awards based on the difference between the NEO’s new and prior opportunities and prorates the award value delivered based on the timing of the change. Prorated award guidelines range from 100% of the value difference for changes occurring in the first quarter to 25% for changes occurring in October or November, and in certain circumstances the Committee may provide for a different off-cycle award amount in order to ensure that such award delivers the appropriate amount of retentive value and alignment with long-term performance.

Mr. Rutledge received a grant of $30.0 million in stock options on the January 15, 2022 annual grant date, based on his long-term incentive opportunity set forth in his then current employment agreement. Mr. Rutledge’s amended and restated employment agreement, executed on September 20, 2022, reduced his long-term incentive opportunity to $15.0 million effective December 1, 2022 in connection with his transition to Executive Chairman and which will apply for his 2023 annual equity award. The details of Mr. Rutledge’s 2022 grant are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2022	$30,000,000	100% Stock Options	$588.825	172,067	—

Mr. Winfrey first received an equity grant of $10.0 million in stock options on the January 15, 2022 annual grant date, based on his long-term incentive opportunity set forth in his then current employment agreement. Mr. Winfrey’s amended and restated employment agreement, executed on September 20, 2022, increased his long-term incentive opportunity to $17.0 million effective December 1, 2022 in connection with his promotion to President and CEO and provided for an additional equity grant of $2.0 million in stock options to be granted on September 22, 2022. The details of Mr. Winfrey’s 2022 grants are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2022	$10,000,000	100% Stock Options	$588.825	57,356	—
September 22, 2022	$2,000,000	100% Stock Options	$342.235	17,073	—
Total	$12,000,000			74,429	—

Mr. DiGeronimo first received a grant of $8.0 million, delivered in 90% stock options and 10% RSUs, granted on the January 15, 2022 annual grant date and based on his long-term incentive opportunity in effect at that time. Mr. DiGeronimo’s employment agreement, executed on September 20, 2022, increased his long-term incentive opportunity to $10.0 million, to be delivered in a mix of 90% stock options and 10% RSUs and effective December 1, 2022 in connection with his promotion to President, Product & Technology. The agreement also provided for an additional equity grant of $800,000 (also delivered in 90% stock options and 10% RSUs) to be granted on September 22, 2022. The details of Mr. DiGeronimo’s 2022 grants are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2022	$8,000,000	90% Stock Options / 10% RSUs	$588.825	41,296	1,359
September 22, 2022	$800,000	90% Stock Options / 10% RSUs	$342.235	6,146	234
Total	$8,800,000			47,442	1,593

Mr. Ellen received a grant of $5.5 million, delivered in 90% stock options and 10% RSUs, granted on the January 15, 2022 annual grant date and based on his long-term incentive opportunity in effect at that time. The details of Mr. Ellen’s 2022 grant are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2021	$5,500,000	90% Stock Options / 10% RSUs	$588.825	28,391	934

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Ms. Fischer received a grant of $3.5 million, delivered in 90% stock options and 10% RSUs, granted on the January 15, 2022 annual grant date and based on her long-term incentive opportunity in effect at that time. The details of Ms. Fischer’s 2022 grant are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2022	$3,500,000	90% Stock Options / 10% RSUs	$588.825	18,067	594

Mr. Hargis received a grant of $3.5 million, delivered in 90% stock options and 10% RSUs, granted on the January 15, 2022 annual grant date and based on his long-term incentive opportunity in effect at that time. The details of Mr. Hargis’s 2022 grant are as follows:

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 15, 2022	$3,500,000	90% Stock Options / 10% RSUs	$588.825	18,067	594

All 2022 equity grants made to the NEOs vest in full on the third anniversary of the grant date (i.e., 3-year cliff vesting) and stock options have a 10-year term to exercise.

2009 Stock Incentive Plan and 2019 Stock Incentive Plan

Charter granted long-term incentive awards made prior to April 23, 2019 under the 2009 Stock Incentive Plan (the “2009 Plan”), and granted awards made after this date under the 2019 Stock Incentive Plan (the “2019 Plan” and, collectively, the “Stock Incentive Plans”). Each of the Stock Incentive Plans is an omnibus plan, administered at the discretion of the Committee, that provides for a range of compensation programs including the potential grant of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance share awards, phantom stock, restricted stock units and restricted stock (each term as defined in the Stock Incentive Plans). The Board of Directors approved the 2019 Plan in January 2019 and shareholders approved the 2019 Plan at the annual meeting on April 23, 2019. The terms of the 2019 Plan, after its approval, do not permit additional awards under the 2009 Plan, which terminated on November 30, 2019. Unless terminated sooner, the 2019 Plan terminates on January 29, 2029, with no further options or awards permitted thereafter under that plan.

As of December 31, 2022, 10,478,392 million shares remained available for future grants under the 2019 Plan. As of December 31, 2022, there were 6,235 participants in the 2019 Plan and there remained 432 participants with awards outstanding under the 2009 Plan.

The 2009 Plan authorized the repricing of options. No repricing occurred under the 2009 Plan through its termination. While the 2019 Plan also initially authorized the repricing of options, on January 28, 2020 the Board approved an amendment to the 2019 Plan prohibiting the repricing of stock options without shareholder approval.

Other Elements of Compensation

The NEOs are eligible to participate in all other benefit programs offered to all employees generally.

Employment Agreements

Over the course of 2022, Charter entered into amended and restated employment agreements with Messrs. Rutledge and Winfrey, a new employment agreement with Mr. DiGeronimo, and amended the existing employment agreements with Messrs. Ellen and Hargis. Messrs. Winfrey and DiGeronimo’s employment agreements were effective September 20, 2022 with terms through December 1, 2025. Mr. Rutledge’s agreement was effective December 1, 2022 and has a term through November 30, 2023. Mr. Ellen’s existing employment agreement, originally entered into effective July 1, 2021, was amended on October 27, 2022 to extend the term from July 1, 2023 to December 1, 2023. Mr. Hargis’s existing employment agreement, originally entered into effective June 17, 2021, was amended effective April 1, 2022 to modify the term of the agreement from June 17, 2023 to December 31, 2022, the date of his retirement from the Company. In early 2023, Charter also entered into an amended and restated employment agreement with Ms. Fischer, effective February 5, 2023 and renewing the term of her employment for an additional two years from such date; Ms. Fischer’s prior employment agreement, which was in effect as of

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December 31, 2022, was entered into effective February 5, 2021 with a term through February 5, 2023. A more detailed description of employment arrangements with our NEOs is set forth below under the section titled “NEO Employment Agreements.”

Tax and Accounting

Prior to the Tax Cuts and Jobs Act, Section 162(m) of the Internal Revenue Code placed a $1 million limit on the amount of non-performance-based compensation the Company can deduct in any year for certain NEOs. The Committee had designed the compensation programs with the intention to qualify a majority of compensation as performance-based compensation under Section 162(m). Effective January 1, 2018, performance-based compensation potentially no longer qualifies for exemption from the Section 162(m) limitation. Certain awards under the existing plans may be deductible, but future awards would be analyzed under the new laws and may not create a tax deduction. Once an individual has become an NEO, these individuals will remain subject to the limitation under Section 162(m) for all current and future compensation. These tax effects are only one factor considered by the Committee when entering into compensation arrangements, and the Committee maintains flexibility in compensating executive officers in a manner designed to promote varying corporate goals, which may not be deductible under Section 162(m).

We account for stock-based compensation in accordance with United States generally accepted accounting principles (“GAAP”). Restricted stock, restricted stock units, stock options as well as equity awards with market conditions are measured at the grant date fair value and amortized to stock compensation expense over the requisite service period. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model and the fair value of equity awards with market conditions is estimated on the date of grant using Monte Carlo simulations.

Additional Compensation Governance Policies

Stock Ownership Guidelines

The stock ownership guidelines require the achievement of a certain specified multiple of the applicable officer’s base salary or outside director’s cash retainer. The guidelines do not apply to officers, directors or affiliates of any stockholder of the Company beneficially holding 10% or greater of the outstanding shares of the Company’s stock.

Executive Officer	Ownership Multiple of Salary (for employees) or Cash Retainer (for directors)
CEO	5x
Executive Vice President	2x
Other Covered Individuals	1x
Outside Director	3x

In determining whether a covered individual has met the applicable stock ownership level, management evaluates annually stock beneficially owned outright and 25% of the value of time-based restricted stock and restricted stock units that are only subject to time-based vesting (the performance-based restricted stock unit awards do not count toward the ownership guidelines). There is no time requirement to meet the guidelines. However, until the officer or outside director achieves the minimum ownership level, a covered individual is required to retain a minimum of 25% of the shares received when options to purchase stock are exercised or restricted stock vests (unless an exemption is granted). As of December 31, 2022 all covered directors and the NEOs met the applicable stock ownership guidelines (except for recently hired or promoted individuals who have had limited or no vesting events).

Compensation Recovery Policy

The Compensation Recovery Policy provides that all executive officers, including the NEOs, may be required under certain circumstances to repay or forfeit annual incentive or other performance-based compensation, including payments under our Executive Bonus Plan, received in the event of a restatement of Charter’s financial statements filed with the SEC. Under this policy, there is a three-year look back period for compensation recovery and it applies regardless of whether or not the individual was at fault in the circumstances leading to the restatement. However, the Committee has been granted greater authority to recover any outstanding equity based awards, vested and unvested, if it determines that a covered executive was engaged in any fraud or intentional misconduct with regard to the circumstances leading to the restatement.

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Hedging

The Company prohibits Restricted Employees from hedging transactions or similar arrangements with respect to Company securities without the prior approval of the Company’s Legal department. Specific transactions prohibited are sales of Company securities of the same class for at least six months after the purchase, short sales of Company securities, buying or selling puts or calls or other derivative securities on the Company’s securities, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Restricted Employees include any employee with the title of Vice President or equivalent and above; all persons employed in the Finance, Investor Relations, Legal and Stock Administration departments; members of corporate executive staff; members of the Board of Directors; and any other designated employee identified by senior management as a “Restricted Employee” (e.g., key consultants, executive staff support, compensation personnel, senior Marketing staff).

Stockholder Vote on Say on Pay

At the Company’s 2017 annual stockholders’ meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on executive compensation and, as the Board of Directors recommended, voted to hold an advisory vote on executive compensation every three (3) years with approximately 57% of the votes cast in favor of the triennial frequency proposal. The most recent advisory vote on executive compensation occurred at the 2020 annual stockholders’ meeting. As the Board of Directors recommended, the stockholders approved the 2020 executive compensation program with approximately 91% of the votes cast voting in favor of the proposal. At the annual stockholders’ meeting in 2023, stockholders will consider two advisory votes relative to executive compensation. One will address executive compensation as described in the Compensation Discussion and Analysis and the other will address the frequency of advisory votes on the Company’s executive compensation. See “Proposal No. 2: Approval, on an Advisory Basis, of the Compensation of Named Executive Officers (Item 2 on Proxy Card)” and “Proposal No. 3: Approval, on an Advisory Basis, of a Triennial Advisory Vote on Executive Compensation (Item 3 on Proxy Card)” below for additional information on these advisory votes.

Charter designs its executive compensation program to ensure management’s interests align with those of our investors’ to support long-term value creation, while also maintaining the consistency over time that is imperative for motivating and retaining employees. After considering the stockholders’ advisory votes, including the level of support received for each proposal, the Committee continues to believe that the Company’s executive compensation structure best achieves the desired alignment. In addition, the Committee views a three-year period between advisory votes on executive compensation as the most effective approach, providing investors sufficient time to evaluate the effectiveness of both short and long-term compensation strategies and corresponding business outcomes of the Company. Although the Committee will continue to monitor the frequency of the vote, the Committee considers a triennial vote on executive pay to be the appropriate frequency to provide time to thoughtfully consider and implement appropriate changes to our executive compensation program.

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Pay
Versus Performance
Pay Versus Performance Results & Discussion
An assessment of Charter’s pay versus performance alignment was conducted pursuant to Item 402(v) of Regulation
S-K,
evaluating the alignment of Charter’s executive pay, stock price performance, and financial performance for the
3-year
period from January 1, 2020 through December 31, 2022 (referred to as the “measurement period” throughout this Pay Versus Performance discussion).
As discussed on page 26 of the Compensation Discussion & Analysis, Charter’s philosophy for NEO compensation is to provide the largest portion of pay in the form of long-term incentives that vest over a multi-year timeframe and are tied to stock price appreciation; it is Charter’s view that this creates the strongest possible alignment between executives and shareholders. When evaluating this philosophy through the lens of pay versus performance, actual compensation realized or earned by NEOs should therefore be primarily dependent upon Charter creating sustained stock price growth, with increases in executive pay from periods of stock price appreciation and decreases in executive pay from periods where the stock price declines. Furthermore, while financial performance achievement drives payouts under Charter’s annual bonus plan, such outcomes should have a lesser impact than stock price performance given that – based on values disclosed in the Summary Compensation Table – 2022 bonus payouts represented 16% of Mr. Rutledge’s total compensation, 13% of Mr. Winfrey’s total compensation, and 16% of total compensation for the other NEOs relative to the value of stock options granted in 2022, which represented 77% of Mr. Rutledge’s total compensation, 77% of Mr. Winfrey’s total compensation, and 64% of total compensation for the other NEOs.
For purposes of evaluating the impact of performance on pay, the required disclosure utilizes two measurements of compensation, referred to as the “Summary Compensation Table Total” and “Compensation Actually Paid”. These measures are formally defined in the “Description of Disclosure Requirements” at the end of this section (which also provides complete information on the methodology for the pay versus performance analysis), but are summarized as follows:

•
Summary Compensation Table Total
– Total compensation as disclosed in the Summary Compensation Table for each year, approximating an NEO’s target compensation opportunity with the exception that it reflects actual payouts from the annual bonus plan (versus target opportunities) and includes certain other compensation and benefits items not traditionally included in target compensation, such as matching contributions to the Company’s 401(k) plan.

•
Compensation Actually Paid
– The Summary Compensation Table Total with certain modifications applied to capture the change in the actual value of such compensation over time. With respect to Charter’s executive pay program, the difference between the Summary Compensation Table Total and Compensation Actually Paid primarily represents the change in fair value of unvested long-term incentive awards, mainly stock options, over the course of the year.

As outlined above, in order to demonstrate alignment between pay and performance for Charter’s executive compensation program, Compensation Actually Paid should be greater than or less than the Summary Compensation Table Total in proportion to respective positive or negative TSR achievement and, to a lesser degree, financial performance. Based on the outcomes observed from the pay versus performance analysis as applied to Charter – detailed below in both the required Tabular Disclosure of Pay Versus Performance as well as the Pay Versus Performance Graph – Charter’s executive pay program demonstrates the anticipated alignment between targeted compensation, actual compensation, stock price performance, and financial performance.

Tabular Disclosure of Pay Versus Performance (1)
							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (Rutledge)	Compensation Actually Paid to CEO (Rutledge) (1,2)	Summary Compensation Table Total for CEO (Winfrey) (3)	Compensation Actually Paid to CEO (Winfrey) (2)(3)	Average Summary Compensation Table Total for Other NEOs (3)	Average Compensation Actually Paid to Other NEOs (2)(3)	Charter Total Shareholder Return	Primary Peer Group Total Shareholder Return	Net Income ($M)	Adjusted EBITDA ($M)
2022	$39,213,350	($65,738,275)	$15,626,967	($20,010,688)	$7,482,328	($9,640,987)	$70	$84	$5,849	$21,616
2021	$41,860,263	$9,855,008	n/a	n/a	$8,196,657	$7,662,612	$134	$114	$5,320	$20,630
2020	$38,846,705	$234,204,667	n/a	n/a	$16,403,815	$61,038,985	$136	$113	$3,676	$18,518

(1)
See the “Description of Disclosure Requirements” section below for additional information on the requirements for this Pay Versus Performance Disclosure and the required Tabular List of Additional Performance Metrics.

(2)
Mr. Rutledge served as Chairman and CEO in each of 2020, 2021 and 2022 and is therefore included as the CEO in the table for each year. Mr. Winfrey served as President and CEO from December 1, 2022 and is therefore included as the CEO for 2022 only. The average values for Other NEOs pertain to the following executives and their roles for each year:

2020 – John R. Bickham (President and Chief Operating Officer, Mr. DiGeronimo (Chief Product & Technology Officer), Mr. Ellen (Senior Executive Vice President), and Mr. Winfrey (Chief Financial Officer)

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2021 – Mr. Bickham (Vice Chairman), Mr. DiGeronimo (Chief Product & Technology Officer), Mr. Ellen (Senior Executive Vice President), Ms. Fischer (Chief Financial Officer), and Mr. Winfrey (Chief Operating Officer)
2022 – Mr. DiGeronimo (President, Product & Technology), Mr. Ellen (Senior Executive Vice President), Ms. Fischer (Chief Financial Officer), and Mr. Hargis (Special Advisor to the COO).

(3)
The table below provides a reconciliation of the adjustments to Summary Compensation Table Totals to Compensation Actually Paid; refer to the “Determination of Compensation Actually Paid” section below for additional information on the methodology and assumptions for determining the fair value stock and option awards.

	Chief Executive Officer				Other Named Executive Officers Average

	2020 (Rutledge)	2021 (Rutledge)	2022 (Rutledge)	2022 (Winfrey)	2020	2021	2022
Summary Compensation Table Total	$38,846,705	$41,860,263	$39,213,350	$15,626,967	$16,403,815	$8,196,657	$7,482,328
Less change in pension value	($176,085)	($59,302)	$249,614	$0	($33,655)	($11,136)	$0
Plus additional service cost of pension plan	$0	$0	$0	$0	$0	$0	$0
Less grant value of stock and option awards made during the year, as disclosed in the Summary Compensation Table	($30,005,695)	($30,004,409)	($30,005,043)	($12,001,909)	($12,999,065)	($4,000,613)	($5,325,719)
Plus the change in fair value of unvested stock and option awards made during the year, measured as of year-end	$9,020,157	$2,003,335	($20,089,009)	($6,509,546)	$3,075,241	$92,552	($3,290,927)
Plus the change in fair value of unvested stock and option awards granted in prior years, measured as of year-end or the vesting date, if earlier	$216,519,585	($3,944,879)	($55,107,188)	($17,126,200)	$54,592,650	$3,385,151	($8,506,669)
Compensation Actually Paid	$234,204,667	$9,855,008	($65,738,275)	($20,010,688)	$61,038,985	$7,662,612	($9,640,987)
Charter believes that the pay versus performance statistics above demonstrate the desired linkage between NEO compensation and stock price performance and affirm the effectiveness of Charter’s executive compensation philosophy and the compensation-setting process described in the Compensation Discussion & Analysis. In particular, for each year of the analysis, the ratio of Compensation Actually Paid to the Summary Compensation Table Total aligned with corresponding TSR performance (i.e., higher or lower in proportion to an increase or decrease in TSR). From a financial performance perspective, Charter achieved consistent growth in both Net Income and Adjusted EBITDA across all years of the analysis, although such performance does not directly impact any variance between the Summary Compensation Table Total and Compensation Actually Paid (while financial performance achievement impacts Charter’s actual bonus payouts, such payouts are included in both the Summary Compensation Table Total and Compensation Actually Paid). However, Charter views the financial metrics in its annual bonus plan – specifically Revenue and Adjusted EBITDA – as important drivers of stock price performance over the long-term, and such measures will therefore generally align with Charter’s executive pay outcomes that are driven predominately by stock price performance.
On a relative stock price performance basis, Charter’s TSR was generally comparable to corresponding Primary Peer performance levels each year, and there were no circumstances where NEOs realized higher levels of Compensation Actually Paid in connection with TSR underperformance on a relative basis. Furthermore, the TSR achieved by Charter for the
3-year
measurement period of the pay versus performance analysis followed a multi-year period of significant TSR growth that outperformed Primary Peers. From the close of the Bright House and TWC Transactions on May 18, 2016 through December 31, 2019 (the beginning of the measurement period for this pay versus performance disclosure), a $100 investment in Charter appreciated in value to $213.31, which was 51% higher than the $140.92 in value from an equivalent investment in Primary Peer companies. For the full period from May 18, 2016 through December 31, 2022, the returns for Charter and Primary Peers were $149.11 and $117.73, respectively, with the value of the Charter investment still 27% higher than that of Primary Peers. Therefore, while TSR performance was comparable between Charter and Primary Peers in each year of the pay versus performance analysis, over an extended timeframe Charter has outperformed peer companies.
The chart and table below provide additional detail regarding what Charter views as the key highlights demonstrating pay versus performance alignment in each year of the analysis. In particular, these outcomes illustrate how the design of Charter’s executive compensation programs create alignment under varied performance scenarios (i.e., periods of positive, flat and negative stock price performance).

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Pay Versus Performance Graph

(1)
The ratio of Compensation Actually Paid to Summary Compensation Table Total is calculated based on the corresponding CEO and Other NEO values disclosed in the Tabular Disclosure of Pay Versus Performance.

Pay Versus Performance Annual Highlights

2020 – Strong stock price performance resulted in increased value for NEOs.

•
   Charter stock price performance outperformed Primary Peers (with a $100 fixed investment on 12/31/2019 increased to $136 for Charter and $113 for Primary Peers, representing returns of 36.4% and 12.8%, respectively) and resulted in Compensation Actually Paid that was 6.0x the Summary Compensation Table Total for the CEO and 3.7x for the other NEOs.

•
   The significant upside leverage observed in Compensation Actually Paid was driven by Charter’s philosophy to deliver the substantial majority of NEO compensation in the form of stock options, including performance-based equity awards granted in 2016 and vesting based upon the achievement of stock price hurdles, a substantial portion of which were still unvested and outstanding in 2020 and therefore included in this analysis

•
   Strong financial performance results for this year, with 9.9% Adjusted EBITDA growth and 84.5% growth in Net Income
(1)
, correlated with stock price performance achievement and also aligned with executive pay outcomes.

2021 – Flat stock price performance resulted in reduced value for NEOs.

•
   Charter’s stock price continued to grow for most of the year before declining to essentially flat performance by year-end (the closing stock price of $661.55 on 12/31/2020 increased to a high of $821.01 on 9/2/2021 and then fell to $651.97 on 12/31/2021), with similar flat stock price performance observed among Primary Peers; the value of an initial $100 investment made in Charter on 12/31/2019 fell 1.5% over 2021 (from $136 to $134) versus a 0.8% increase (from $113 to $114) for such an investment among Primary Peers.

•
   This period of flat stock price performance resulted in Compensation Actually Paid levels that were flat or down relative to Summary Compensation Table Totals, with ratios of 0.2x for Mr. Rutledge as CEO and 0.9x for the other NEOs. The lower ratio for Mr. Rutledge relative to the other NEOs was driven by a number of factors, including the greater proportion of stock options in the CEO’s pay mix and the timing and grant prices of stock option awards granted in prior years to the CEO relative to other NEOs.

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•
   Financial performance results were strong for this year – with 11.4% Adjusted EBITDA growth and 44.7% growth in Net Income – and initially correlated with strong stock price performance. However, in the latter half of the year, challenging macroeconomic conditions and an inflationary environment drove stock price declines among Charter, Primary Peers, and the broader market as a whole.

•
   Given the large portion of Charter’s compensation tied to stock options, Charter’s lower levels of Compensation Actually Paid, particularly relative to 2020, were driven predominately by the flat stock price performance for the year in spite of robust financial performance results.

2022 – Declining stock price performance resulted in a significant contraction of value for NEOs.

•
   Stock prices for both Charter and Primary Peer companies continued to fall over the course of 2022; the value of an initial $100 investment made in Charter on 12/31/2019 fell 48.0% over 2022 (from $134 to $70) versus a 26.3% decline (from $114 to $84) for such an investment among Primary Peers.

•
   The decline in stock price had a significant impact on Charter’s levels of Compensation Actually Paid, with all NEOs recognizing overall negative values of Compensation Actually Paid (i.e., net losses driven by declining equity values exceeded their Summary Compensation Table Totals).

•
   Charter continued to achieve annual growth in both Net Income (increasing 9.9% from the prior year) and Adjusted EBITDA (increasing 4.8% from the prior year), albeit at lower growth rates than in prior years. As such growth in financial performance did not correspond to an increase in stock price, these results had no direct impact on Compensation Actually Paid.

•
   As a result of Charter’s philosophy to deliver the substantial majority of compensation in the form of stock options, the pay versus performance outcome in 2022 – negative Compensation Actually Paid resulting from a decline in stock price – mirrored that which was observed in 2020 – high levels of Compensation Actually Paid resulting from stock price growth – and demonstrated alignment between shareholder returns and value realized by NEOs under differing performance scenarios.

(1)	Based on 2019 Adjusted EBITDA of $16.855 billion and Net Income of $1.992 billion.
Description of Disclosure Requirements
The assessment of Charter’s pay versus performance was conducted pursuant to Item 402(v) of Regulation
S-K,
comparing the following elements of pay and performance for the measurement period (the three-year period from January 1, 2020 through December 31, 2022):

Pay
Summary Compensation Table Total

Total compensation disclosed in the Summary Compensation Table. Generally representative of target compensation for NEOs, with the main exception being that amounts in the non-equity
incentive compensation plan column represent actual payout levels under the annual incentive plan
(1)
.

Compensation Actually Paid

The Summary Compensation Table Total adjusted to reflect: (i) the replacement of the aggregate change in present value of defined benefit plans with the annual service cost for defined benefit plans, including modifications, (ii) the replacement of the amounts disclosed in the Stock Awards and Option Awards columns (which represent the fair value of awards at grant) with the fair value of such awards as of the end of the year, and (iii) the addition of the change in fair value of stock and options awards granted in prior years and either vesting during the year or outstanding at the end of the year.

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Performance	Total shareholder return (TSR) for Charter and Primary Peer companies

Equals the change in value of a notional $100 investment in Charter and a $100 investment in Primary Peer organizations
(1)
(with such investment weighted between peers based on market capitalization) from the beginning of the pay versus performance analysis period through the end of each year of the analysis.

Charter’s GAAP net income
Consolidated net income as disclosed in Charter’s annual report on Form 10-K for each year.
An additional financial performance measure considered to be the most important non-TSR related metric in determining compensation (Adjusted EBITDA)

Charter identified Adjusted EBITDA, as disclosed in Charter’s annual report on Form
10-K
for each year, as the appropriate metric based on the higher weighting of Adjusted EBITDA in the annual bonus plan relative to other metrics
(1)
. Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets.

Identification of three to seven additional performance metrics most important for assessing pay

Although not included in the analysis of pay and performance, regulations require the identification of additional performance measures tied to compensation, which for Charter applies to five performance metrics in the annual bonus plan
(1)
and listed below

Tabular List of Additional Performance Metrics

	Metric	Description
	Revenue	Financial metric used in 2020 – 2022 bonus designs for all NEOs
	Capital and Free Cash Flow Management	Non-financial metric used in 2020 – 2022 bonus designs for all NEOs
	RDOF and Subsidized Rural Build Initiatives	Non-financial metric used in 2022 bonus design for all NEOs
	Talent Planning	Non-financial metric used in 2020 – 2022 bonus designs for Mr. Rutledge as CEO
	Diversity and Inclusion	Non-financial metric used in 2021 and 2022 bonus designs for Mr. Rutledge as CEO

(1)	Refer to the Compensation Discussion & Analysis for a description of Charter’s Primary Peer group and the annual bonus plan design and performance metrics.
Determination of “Compensation Actually Paid”
Since Charter did not have any additional annual service cost for its frozen defined benefit pension plan and the change in pension value did not exceed 2.5% of the Total from the Summary Compensation Table in any given year, the variation in fair value of Charter stock and option awards over the measurement period exclusively drove any material difference between the Summary Compensation Table Total and Compensation Actually Paid. For awards granted during each year of the measurement period, Compensation Actually Paid replaces the value at grant disclosed in the Stock and Option Awards columns of the Summary Compensation Table with the fair value of such awards calculated as of year-end
although such awards were unvested. In addition, for awards granted in prior years and unvested at the beginning of the applicable year of the measurement period, the change in value of such awards is included in Compensation Actually Paid and is equal to (i) the fair value calculated as of the end of the year or, if the award vested during the year, the vesting date, less (ii) the fair value calculated as of the beginning of the year.
The applicable Charter equity awards included in the pay versus performance analysis – all of which were outstanding for at least
a
portion of the measurement period – and their corresponding valuation methodology were as follows:

•	Time-vested RSUs – Included grants made from 2017 – 2022, valued at the average of the high and low prices of Charter common stock on each applicable valuation date.

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•
Time-vested stock options
– Included grants made from 2017 – 2022, valued using the Black-Scholes option-pricing model. For each valuation date, the fair value was determined using the average of the high and low prices of Charter common stock on such date, the volatility and risk-free rate assumptions that were in effect for the given year, and the expected life assumption that was in effect on the original grant date of the stock options, less the time that had elapsed since the grant date.

•
Performance-based stock options
 &
RSUs
– Included portions of performance-based awards granted in 2016 and vesting based upon the achievement of certain stock price objectives over a period of up to six years, with the final tranches of these awards vesting in 2020 and 2021. For valuation dates on which such awards were outstanding and unvested (i.e., at the beginning of 2020 and 2021), the fair value was calculated using a Monte Carlo valuation analysis. For valuation dates on which such awards were vesting, stock options were valued using the Black-Scholes option-pricing model with the same assumptions as noted above for time-vested stock options, and RSUs were valued at the average of the high and low prices of Charter common stock on the applicable valuation date.

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Summary Compensation Table

The following table sets forth compensation information for our named executive officers (“NEOs”) that were identified as such as of December 31, 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in pension value and nonqualified deferred compensation earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Christopher L. Winfrey President and Chief Executive Officer	2022	1,359,038	—	—	12,001,909	2,035,221	—	230,799	15,626,967
	2021	1,041,346	—	712,575	7,038,681	2,747,200	—	145,914	11,685,716
	2020	1,000,000	—	900,198	8,100,243	1,613,760	—	123,209	11,737,410
Thomas M. Rutledge Executive Chairman	2022	2,447,115	—	—	30,005,043	6,364,251	(249,614)	646,555	39,213,350
	2021	2,500,000	—	—	30,004,409	8,901,000	59,302	395,552	41,860,263
	2020	2,073,077	—	—	30,005,695	6,299,963	176,085	291,885	38,846,705
Richard J. DiGeronimo President, Product and Technology	2022	1,298,461	—	880,296	7,921,224	1,740,968	—	200,572	12,041,521
	2021	1,041,346	—	499,824	4,500,594	2,747,200	—	77,878	8,866,842
	2020	1,000,000	—	399,917	3,600,060	1,613,760	—	20,598	6,634,335
David G. Ellen Senior Executive Vice President	2022	1,250,000	—	549,963	4,950,823	1,544,800	—	74,861	8,370,447
	2021	1,250,000	—	525,165	4,725,735	2,747,200	—	108,188	9,356,288
	2020	1,250,000	—	750,165	6,750,203	2,017,200	—	20,000	10,787,568
Jessica M. Fischer Chief Financial Officer	2022	700,000	—	349,762	3,150,523	811,020	—	21,530	5,032,835
	2021	555,752	250,000	295,982	1,704,509	777,767	—	19,476	3,603,486
Jonathan Hargis Special Advisor to the COO	2022	450,962	—	349,762	3,150,523	505,499	—	27,762	4,484,508

(1)

Messrs. Winfrey and DiGeronimo’s salary calculations are prorated based on the adjustment to their base salaries effective September 20, 2022. Mr. Rutledge’s salary calculation is prorated based on the adjustment to his base salary effective December 1, 2022. Mr. Hargis’s salary calculation is prorated based on the adjustment to his base salary effective April 1, 2022.

(2)	Ms. Fischer received a $250,000 lump sum payment made in connection with her relocation in 2021.

(3)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock unit grants, if any, to each NEO during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the average of the high and low stock prices on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(4)

Amounts reported in this column were calculated in accordance with GAAP and reflect the aggregate grant date fair value of options granted to each NEO during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

(5)

The amounts reported under this column for 2022 are executive bonus plan payments made in 2023 for each NEO under the 2022 Executive Bonus Plan. Mr. Winfrey’s target annual incentive amount is prorated with his prior base salary of $1,250,000 and target annual incentive of 160% of base salary in effect from January 1, 2022 through September 19, 2022, and his new base salary of $1,700,000 and target annual incentive of 250% of base salary as of September 20, 2022. Mr. Rutledge’s target annual incentive amount is prorated with his prior base salary of $2,500,000 and target annual incentive of 300% of base salary in effect from January 1, 2022 through November 30, 2022, and his new base salary of $1,250,000 and target annual incentive of 300% of base salary as of December 1, 2022. Mr. DiGeronimo’s target annual incentive amount is prorated with his prior base salary of $1,250,000 and target annual incentive of 160% of base salary

Charter Communications        |    46    |        2023 Proxy Statement

in effect from January 1, 2022 through September 19, 2022, and his new base salary of $1,450,000 and target annual incentive of 200% of base salary as of September 20, 2022. Mr. Hargis’s target annual incentive amount is prorated with his prior base salary of $700,000 and target annual incentive of 150% of base salary in effect from January 1, 2022 through March 31, 2022, and his new base salary of $350,000 and target annual incentive of 150% of base salary as of April 1, 2022.

(6)

Although the plan was frozen in 2016 and no benefits accrued after that date, this amount represents the aggregate change in the actuarial present value of Mr. Rutledge’s accumulated pension benefits under the Time Warner Cable Pension Plan. See the Pension Benefits Table and “Legacy TWC Pension Benefits” for additional information regarding these benefits.

(7)

The amounts reported in the “All Other Compensation” column for 2022 include the perquisites and personal benefits received by each NEO that exceeded $10,000 in the aggregate, 401(k) matching contributions, group term life and executive long-term disability premiums and certain tax gross-ups for the year ended December 31, 2022, as detailed in the table below:

Name	Personal Use of Corporate Airplane ($)(a)	401(k) Matching Contributions ($)	Group Term Life Premiums ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)(b)
Christopher L. Winfrey	168,027	18,300	1,018	906	1,698	40,850
Thomas M. Rutledge	601,171	—	27,960	906	1,698	14,820
Richard J. DiGeronimo	178,858	18,300	810	906	1,698	—
David G. Ellen	51,635	18,300	2,322	906	1,698	—
Jessica M. Fischer	—	18,300	576	906	1,698	50
Jonathan Hargis	—	18,300	6,858	906	1,698	—

(a)

As set forth in more detail below under the section titled “NEO Employment Agreements”, Messrs. Winfrey, Rutledge, DiGeronimo and Ellen are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year in accordance with their respective employment agreements. Mr. Winfrey also has the authority to allow other executives to use the Company’s aircraft for personal use. Amounts reported above for Messrs. Winfrey, Rutledge, DiGeronimo and Ellen are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. The aggregate incremental costs reported above also take into account costs associated with private aircraft for hire services. Because the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method.

(b)

Amounts reported for 2022 for Messrs. Winfrey and Rutledge represent the reimbursement of legal fees and other charges incurred in connection with the drafting, negotiation and implementation of their respective employment agreements entered into on September 20, 2022 and for Ms. Fischer represent a gross-up for a 2022 service award.

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2022 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold – 0% ($)	Target – 100% ($)(3)	Maximum – 150% ($)(3)
Christopher L. Winfrey	—	—	2,634,932	3,952,397	—	—	—	—
	1/18/2022	—	—	—	—	57,356	588.825	10,001,739
	9/22/2022	—	—	—	—	17,073	342.235	2,000,170
Thomas M. Rutledge	—	—	7,181,507	10,772,260	—	—	—	—
	1/18/2022	—	—	—	—	172,067	588.825	30,005,043
Richard J. DiGeronimo	—	—	2,253,973	3,380,959	—	—	—	—
	1/18/2022	—	—	—	1,359	—	—	800,213
	1/18/2022	—	—	—	—	41,296	588.825	7,201,196
	9/22/2022	—	—	—	234	—	—	80,083
	9/22/2022	—	—	—	—	6,146	342.235	720,028
David G. Ellen	—	—	2,000,000	3,000,000	—	—	—	—
	1/18/2022	—	—	—	934	—	—	549,963
	1/18/2022	—	—	—	—	28,391	588.825	4,950,823
Jessica M. Fischer	—	—	1,050,000	1,575,000	—	—	—	—
	1/18/2022	—	—	—	594	—	—	349,762
	1/18/2022	—	—	—	—	18,067	588.825	3,150,523
Jonathan Hargis	—	—	654,452	981,678	—	—	—	—
	1/18/2022	—	—	—	594	—	—	349,762
	1/18/2022	—	—	—	—	18,067	588.825	3,150,523

(1)

As described in the section titled “Compensation Actions in 2022” in the Compensation Discussion & Analysis, Messrs. Winfrey, Rutledge, DiGeronimo, Ellen and Hargis and Ms. Fischer received grants on January 18, 2022 under Charter’s annual equity program. Mr. Winfrey received a grant on September 22, 2022 in connection with the execution of his amended and restated employment agreement and promotion to President and Chief Executive Officer. Mr. DiGeronimo received a grant on September 22, 2022 in connection with the execution of his new employment agreement and promotion to President, Product & Technology.

(2)

These columns show the range of payouts under the 2022 Executive Bonus Plan based on the applicable 2022 performance criteria. Related payments were made in 2023 for 2022 performance based on the metrics described in the section titled “2022 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)

Mr. Winfrey’s target annual incentive amount is prorated with his prior base salary of $1,250,000 and target annual incentive of 160% of base salary in effect from January 1, 2022 through September 19, 2022, and his new base salary of $1,700,000 and target annual incentive of 250% of base salary as of September 20, 2022. Mr. Rutledge’s target annual incentive amount is prorated with his prior base salary of $2,500,000 and target annual incentive of 300% of base salary in effect from January 1, 2022 through November 30, 2022, and his new base salary of $1,250,000 and target annual incentive of 300% of base salary as of December 1, 2022. Mr. DiGeronimo’s target annual incentive amount is prorated with his prior base salary of $1,250,000 and target annual incentive of 160% of base salary in effect from January 1, 2022 through September 19, 2022, and his new base salary of $1,450,000 and target annual incentive of 200% of base salary as of September 20, 2022. Mr. Hargis’s target annual incentive amount is prorated with his prior base salary of $700,000 and target annual incentive of 150% of base salary in effect from January 1, 2022 through March 31, 2022, and his new base salary of $350,000 and target annual incentive of 150% of base salary as of April 1, 2022.

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(4)	Awards under this column were granted as restricted stock units under the 2019 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	These option awards were granted as options under the 2019 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(6)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(7)

Amounts were calculated in accordance with accounting guidance related to share-based payment transactions and represent the aggregate grant date fair value. For more information, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

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Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our NEOs that remained outstanding as of December 31, 2022. In connection with the closing of the Transactions the merger exchange ratio of .9042 was applied to the exercise price and performance targets (divided by .9042) and the number of restricted stock units and stock options (multiplied by .9042) for all equity awards outstanding on May 18, 2016.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Christopher L. Winfrey	36,976	(2)	—		—	150.88	1/15/2024	—		—	—	—
	34,046	(3)	—		—	175.76	1/15/2025	—		—	—	—
	24,064	(4)	—		—	183.87	1/15/2026	—		—	—	—
	497,309	(5)	—		—	221.25	6/17/2026	—		—	—	—
	—		55,758	(6)	—	512.06	1/15/2030	—		—	—	—
	—		31,819	(7)	—	625.55	1/15/2031	—		—	—	—
	—		5,176	(8)	—	704.21	7/15/2031	—		—	—	—
	—		3,099	(9)	—	714.99	10/19/2031	—		—	—	—
	—		57,356	(10)	—	588.83	1/18/2032	—		—	—	—
	—		17,073	(11)	—	342.24	9/22/2032	—		—	—	—
	—		—		—	—	—	2,877	(12)	$975,591	—	—
Thomas M. Rutledge	147,905	(2)	—		—	150.88	1/15/2024	—		—	—	—
	136,188	(3)	—		—	175.76	1/15/2025	—		—	—	—
	904,200	(5)	—		—	222.92	4/25/2026	—		—	—	—
	723,360	(5)	—		—	232.34	4/26/2026	—		—	—	—
	—		195,022	(13)	—	597.16	11/3/2030	—		—	—	—
	—		176,770	(7)	—	625.55	1/15/2031	—		—	—	—
	—		172,067	(10)	—	588.83	1/18/2032	—		—	—	—
Richard J. DiGeronimo	23,620	(14)	—		—	353.20	1/16/2028	—		—	—	—
	27,151	(15)	—		—	292.31	1/15/2029	—		—	—	—
	6,760	(16)	—		—	378.67	8/15/2029	—		—	—	—
	—		24,781	(6)	—	512.06	1/15/2030	—		—	—	—
	—		21,212	(7)	—	625.55	1/15/2031	—		—	—	—
	—		4,462	(9)	—	714.99	10/19/2031	—		—	—	—
	—		41,296	(10)	—	588.83	1/18/2032	—		—	—	—
	—		6,146	(11)	—	342.24	9/22/2032	—		—	—	—
	—		—		—	—	—	3,153	(17)	$1,069,182	—	—
David G. Ellen	200,000	(5)	—		—	221.25	6/17/2026	—		—	—	—
	—		46,465	(6)	—	512.06	1/15/2030	—		—	—	—
	—		26,516	(7)	—	625.55	1/15/2031	—		—	—	—
	—		1,150	(8)	—	704.21	7/15/2031	—		—	—	—
	—		28,391	(10)	—	588.83	1/18/2032	—		—	—	—
	—		—		—	—	—	3,234	(18)	$1,096,649	—	—
Jessica M. Fischer	5,765	(15)	—		—	292.31	1/15/2029	—		—	—	—
	—		3,289	(6)	—	512.06	1/15/2030	—		—	—	—
	—		2,815	(7)	—	625.55	1/15/2031	—		—	—	—
	—		4,610	(19)	—	621.71	2/5/2031	—		—	—	—
	—		2,231	(9)	—	714.99	10/19/2031	—		—	—	—
	—		18,067	(10)		588.83	1/18/2032	—		—	—	—
	—		—		—	—	—	1,369	(20)	$464,228	—	—
Jonathan Hargis	—		27,879	(6)	—	512.06	1/15/2030	—		—	—	—
	—		15,909	(7)	—	625.55	1/15/2031	—		—	—	—
	—		1,725	(8)	—	704.21	7/15/2031	—		—	—	—
	—		18,067	(10)	—	588.83	1/18/2032	—		—	—	—
	—		—		—	—	—	2,006	(18)	$680,235	—	—

Charter Communications        |    50    |        2023 Proxy Statement

(1)	Based on the closing stock price at December 30, 2022 of $339.10 per share.

(2)	Amounts shown reflect time-vesting stock options granted on January 15, 2014 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(3)	Amounts shown reflect time-vesting stock options granted on January 15, 2015 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(4)	Amounts shown reflect time-vesting stock options granted on January 15, 2016 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(5)

Amounts shown reflect grants of performance-vesting stock options that vested subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the awards that were granted on April 25, 2016 and April 26, 2016, respectively. For Messrs. Winfrey and Ellen, represents the awards of stock options that were granted on June 17, 2016.

(6)	Amounts shown reflect time-vesting stock options granted on January 15, 2020 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(7)	Amounts shown reflect time-vesting stock options granted on January 15, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(8)	Amounts shown reflect time-vesting stock options granted on July 15, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(9)	Amounts shown reflect time-vesting stock options granted on October 19, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(10)	Amounts shown reflect time-vesting stock options granted on January 18, 2022 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(11)	Amounts shown reflect time-vesting stock options granted on September 22, 2022 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(12)	Amounts shown reflect time-vesting RSUs granted on January 15, 2020, January 15, 2021 and July 15, 2021 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(13)	Amounts shown reflect time-vesting stock options granted on November 3, 2020 that fully vest and become exercisable on the third anniversary of the grant date.

(14)	Amounts shown reflect time-vesting stock options granted on January 16, 2018 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(15)	Amounts shown reflect time-vesting stock options granted on January 15, 2019 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(16)	Amounts shown reflect time-vesting stock options granted on August 15, 2019 under the 2019 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(17)

Amounts shown reflect time-vesting RSUs granted January 15, 2020, January 15, 2021, October 19, 2021, January 18, 2022 and September 22, 2022 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(18)

Amounts shown reflect time-vesting RSUs granted on January 15, 2020, January 15, 2021, July 15, 2021 and January 18, 2022 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(19)	Amounts shown reflect time-vesting stock options granted on February 5, 2021 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(20)

Amounts shown reflect time-vesting RSUs granted on January 15, 2020, January 15, 2021, February 5, 2021, October 19, 2021 and January 18, 2022 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

Charter Communications        |    51    |        2023 Proxy Statement

2022 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2022 for each of the Company’s NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Christopher L. Winfrey	—	—	—	—
Thomas M. Rutledge	—	—	—	—
Richard J. DiGeronimo(2)	—	—	1,053	$615,828
David G. Ellen	—	—	—	—
Jessica M. Fischer(3)	—	—	545	$332,450
Jonathan Hargis(4)	—	—	867	$292,552

(1)	Amount attributed to the average high and low market values of the stock on the day of vesting.

(2)

Mr. DiGeronimo had 855 time vesting RSUs vest on January 15, 2022 and 394 shares were withheld to cover taxes at a market value of $610.00 (the average of the high and low trading prices on that day). Mr. DiGeronimo had 198 time vesting RSUs vest on August 15, 2022 and 91 shares were withheld to cover taxes at a market value of $476.15 (the average of the high and low trading prices on that day).

(3)	Ms. Fischer had 545 time vesting RSUs vest on January 15, 2022 and 176 shares were withheld to cover taxes at a market value of $610.00 (the average of the high and low trading prices on that day).

(4)	Mr. Hargis had 867 time vesting RSUs vest on December 31, 2022 and 430 shares were withheld to cover taxes at a market value of $337.43 (the average of the high and low trading prices on that day).

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our NEOs, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Legacy TWC Pension Benefits

In connection with Mr. Rutledge’s employment by a predecessor and/or affiliate of Legacy TWC, Mr. Rutledge participated in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan (the “Pension Plan”) offered by those employers and accrued a benefit as a result. No other NEO is entitled to benefits under the Pension Plan. As of the closing of the Transactions, Charter is the sponsor of the Pension Plan. As of December 31, 2022, the present value of Mr. Rutledge’s accrued benefit under the Pension Plan was $1,434,015, reflecting the assumptions that (a) the benefits will be payable at the earliest retirement age at which unreduced benefits are assumed to be payable (which is age 65) under the Pension Plan, valued as if paid as a life annuity, (b) 28.58 years of benefit service to Legacy TWC during his tenure there, and (c) are consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 21 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Federal tax law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits that may be paid to participants under a tax-qualified plan, such as the Pension Plan. Benefit payments under the Pension Plan are calculated using the highest consecutive five-year average annual compensation (subject to federal law limits and the $350,000 limit referred to above), which is referred to as “average compensation.” Compensation covered by the Pension Plan takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the

Charter Communications        |    52    |        2023 Proxy Statement

terms of the Pension Plan, if the retired employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•

1.25% of the portion of average compensation that does not exceed the average of the Social Security taxable wage base ending in the year the employee reaches the Social Security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

Reduced benefits are available in the case of retirement before age 65 and in other optional forms of benefits payouts, as described below.

The benefits under the Pension Plan are payable as (i) a single life annuity, (ii) a 50%, 75% or 100% joint and survivor annuity, (iii) a life annuity that is guaranteed for 10 years, or (iv) as of January 1, 2015, a lump sum. Spousal consent is required in certain cases. The participant may elect the form of benefit payment at the time of retirement or termination of employment (in which case, benefits are payable as (i) a single life annuity, (ii) a 50% or 75% joint and survivor annuity or (iii) a lump sum). In the case of a single life annuity, the amount of the annuity is based on the applicable formulas described above. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the ages of the participant and beneficiary at the time the annuity payments begin and the percentage elected by the participant. In the case of a life annuity that is guaranteed for a period of time, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the guaranteed period.

Pension Benefits Table

Set forth in the table below are the years of credited service and the present value of Mr. Rutledge’s accumulated benefit under the Pension Plan computed as of December 31, 2022, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited consolidated financial statements for the year ended December 31, 2022.

Pension Benefits for 2022

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)
Thomas M. Rutledge	Time Warner Cable Pension Plan	28.583	$1,434,015

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2022 for the purpose of determining benefit service under the Pension Plan.

(2)

The present value of accumulated benefits for the Pension Plan as of December 31, 2022 was calculated using a discount rate of 5.46%. The mortality assumption is based on the Pri-2020 Sex-Distinct Annuitant Mortality projected forward using generational Scale MP-2020. Lump sums are based on 2023 417(e) Mortality and September 2022 Interest Rates. The calculations are based on the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 21 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 except that retirement is assumed to be at the earliest unreduced age and no pre-retirement mortality.

NEO Employment Agreements

Christopher L. Winfrey

On September 20, 2022, Charter and Mr. Winfrey entered into an amended and restated employment agreement which was amended effective as of February 22, 2023 (collectively, the “Winfrey Agreement”). The Winfrey Agreement provides that

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effective December 1, 2022, Mr. Winfrey became employed in an executive capacity as President and Chief Executive Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of at least $1,700,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Winfrey’s base salary increased to $1,700,000 effective September 20, 2022 in connection with his December 1, 2022 promotion to President and Chief Executive Officer. Pursuant to the Winfrey Agreement, Mr. Winfrey is a non-voting Board observer and will be appointed as a member of the Board of Directors on or before December 31, 2023. Under the Winfrey Agreement, he is eligible to participate in the Executive Bonus Plan with a target bonus of not less than 250% of his annual base salary and he received an equity grant of $17,000,000 in stock options on January 17, 2023. Mr. Winfrey’s target bonus increased to 250% effective September 20, 2022 and he also received a grant of $2,000,000 in stock options on such date in connection with his December 1, 2022 promotion to President and Chief Executive Officer. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Winfrey for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Winfrey is entitled to use Company aircraft for such travel and for up to 100 hours of discretionary personal use per calendar year (without carryover). The Winfrey Agreement has an initial term from the effective date through December 1, 2025, provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

Thomas M. Rutledge

On September 20, 2022, Charter and Mr. Rutledge entered into an amended and restated employment agreement (the “Rutledge Agreement”). The Rutledge Agreement has a term ending November 30, 2023 and provides that through November 30, 2022, Mr. Rutledge served as Chief Executive Officer and effective December 1, 2022, Mr. Rutledge transitioned to the role of Executive Chairman of the Company and the Board of Directors with duties commensurate with such position. Under the Rutledge Agreement, Mr. Rutledge’s base salary was $2,500,000 through November 30, 2022 and is $1,250,000 effective December 1, 2022, in connection with his transition to the role of Executive Chairman. The Rutledge Agreement also provides for continued eligibility to participate in the Executive Bonus Plan with a target bonus equal to 300% of his base salary and a 2023 equity grant of $15,000,000 in stock options. Mr. Rutledge is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Rutledge for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Rutledge is entitled to use Company aircraft for such travel and for commuting and up to 65 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contains a two-year non-compete provision and a two-year non-solicitation clause. Pursuant to the terms of the Rutledge Agreement, Mr. Rutledge will step down from his position as the Executive Chairman of the Company and the Board of Directors at the end of his employment term.

Richard J. DiGeronimo

Effective as of September 20, 2022, Charter and Mr. DiGeronimo entered into an employment agreement which was amended effective as of February 22, 2023 (collectively, the “DiGeronimo Agreement”). The DiGeronimo Agreement provides that effective December 1, 2022, Mr. DiGeronimo became employed in an executive capacity as President, Product and Technology with such responsibilities, duties and authority as are customary for such role, at a base salary of $1,450,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. DiGeronimo’s base salary increased to $1,450,000 effective September 20, 2022 in connection with his December 1, 2022 promotion to President, Product & Technology. The DiGeronimo Agreement provides that he is eligible to participate in the Executive Bonus Plan with a target bonus of 200% of his annual base salary and he received an equity grant of $10,000,000, delivered in 90% stock options and 10% RSUs, on January 17, 2023. Mr. DiGeronimo’s target bonus increased to 200% effective September 20, 2022 and he also received an equity grant of $800,000, delivered in 90% stock options and 10% RSUs, on such date in connection with his December 1, 2022 promotion to President, Product & Technology. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. DiGeronimo for all reasonable and necessary expenses incurred in connection with the performance of his duties and Mr. DiGeronimo is entitled to use Company aircraft for such travel and for up to 40 hours of discretionary personal use per calendar year (without carryover). The DiGeronimo Agreement has an initial term from the effective date through December 1, 2025 provided that the term can be extended by the Company for unlimited one-year periods. The DiGeronimo Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

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David G. Ellen

Effective as of July 1, 2021, Charter entered into an amended and restated employment agreement with Mr. Ellen, which was amended effective as of October 27, 2022 (collectively, the “Ellen Agreement”). The Ellen Agreement provides that Mr. Ellen shall be employed in an executive capacity as Senior Executive Vice President with the authorities, duties and responsibilities for overseeing certain business and corporate functions and certain legal and regulatory compliance functions. The Ellen Agreement provides that Mr. Ellen will receive a base salary of $1,250,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Ellen is eligible to participate in the Executive Bonus Plan with a target bonus of not less than 160% of his annual base salary. Mr. Ellen is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Ellen for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Ellen is entitled to use Company aircraft for such travel and for up to 30 hours of discretionary personal use per calendar year (without carryover). The Ellen Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Jessica M. Fischer

Effective as of February 5, 2023, Charter and Ms. Fischer entered into an employment agreement (the “Fischer Agreement”). The Fischer Agreement provides that Ms. Fischer shall be employed in an executive capacity as Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of $800,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The Fischer Agreement provides that Ms. Fischer is eligible to participate in the Executive Bonus Plan with a target bonus of 150% of her annual base salary. She is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Ms. Fischer for all reasonable and necessary expenses incurred in connection with the performance of her duties. The Fischer Agreement has an initial term from the effective date through February 5, 2025 provided that the term can be extended by the Company for unlimited one-year periods. The Fischer Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Jonathan Hargis

Effective as of May 18, 2021, Charter and Mr. Hargis entered into an employment agreement, which was amended effective as of April 1, 2022 (collectively, the “Hargis Agreement”). The Hargis Agreement provided a base salary of $700,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Hargis’s base salary decreased from $700,000 to $350,000 effective April 1, 2022 in connection with the amendment to his employment agreement and his transition to the role of Special Advisor to the COO, also effective as of such date. The Hargis Agreement provided that Mr. Hargis was eligible to participate in the Executive Bonus Plan with a target bonus of 150% of his annual base salary. He was also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter was obligated to reimburse Mr. Hargis for all reasonable and necessary expenses incurred in connection with the performance of his duties. The Hargis Agreement had a term from the effective date through December 31, 2022, the date of Mr. Hargis’s retirement from the Company. The Hargis Agreement contains a two-year non-compete provision and a one-year non-solicitation clause following expiration of the term.

Separation and Related Arrangements

Named Executive Officers

Unless otherwise noted, the stock price used in the separation tables that follow is based on $339.10 per share, the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 30, 2022. The paragraphs that follow describe the payments that each NEO would have received assuming the applicable termination event occurred on December 31, 2022. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:

•	Salary earned through date of termination;

•	Lump sum payment for COBRA coverage; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: NEOs may be eligible for certain payments following the occurrence of certain termination events specified in their employment agreements. If eligible for severance: (1) Mr. Winfrey will receive severance equal to two

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and one-half times his applicable annual base salary and target bonus; and (2) Ms. Fischer and Messrs. DiGeronimo and Ellen will each receive severance equal to two times their applicable annual base salary and target bonus. Messrs. Rutledge and Hargis are not eligible for severance payments under any termination event.

•

“Bonus”: As used in the tables below, “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement. For the purposes of these separation tables, amounts represent the NEO’s target bonus opportunity under the 2022 Executive Bonus Plan, prorated based on any changes to the NEO’s target bonus opportunity during the year and with an assumed 100% performance attainment under the Plan. See the “Base Salary and Annual Bonus” section in the Compensation Discussion and Analysis for further details of the plan, including the target bonus opportunities which applied for the NEOs under the 2022 Executive Bonus Plan. See the “Summary Compensation Table” for actual 2022 Executive Bonus Plan payouts.

•

“Stock Options” and “Restricted Stock Units”: includes grants made under the Stock Incentive Plans. See “Long-Term Incentives” under the Compensation Discussion & Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason

Under the current employment agreements, equity award agreements and Company policies applicable to our NEOs, in the event of a termination by the Company for cause or a voluntary termination by an NEO without good reason, each NEO would only be entitled to any bonus earned for periods ending on or before the termination date but not yet paid as of such date, including a bonus under the 2022 Executive Bonus Plan for a termination occurring on December 31, 2022. NEOs are otherwise not provided any severance and all unvested equity, except for grants made in or after 2020 to Mr. Rutledge, will be forfeited and cancelled effective as of the date of termination. Under the equity award agreements with our NEOs, vested stock options generally may be exercised for a period of six months following a for cause/voluntary termination, or through the original expiration date, if earlier.

“For cause” is generally defined under our NEOs’ employment agreements and applicable Company policies to include: willful breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies (which, in the case of Messrs. Rutledge and Winfrey, causes or should reasonably be expected to cause substantial injury to the business or reputation of the Company); acts of fraud or willful and material misrepresentations or concealments from the Company or the Board of Directors; misappropriation of a material amount of Company property; criminal convictions, guilty or no contest pleas with respect to felonies or any crime expected to materially adversely affect the Company; or admission or finding of liability for a knowing and deliberate breach of any securities laws (which, in the case of Messrs. Rutledge and Winfrey, materially adversely affects or could reasonably be expected to materially adversely affect the Company). Under our employment agreements with Ms. Fischer and Messrs. DiGeronimo, Ellen and Hargis, “for cause” also includes criminal convictions, guilty or no contest pleas with respect to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; illegal possession or use of a controlled substance or excessive alcohol use, in each case in connection with executive’s duties, on the Company’s premises or at a Company function; or willful or grossly negligent commission of an act or willful failure to act in connection with executive’s duties which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company.

For a definition of “good reason”, see the section below, titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	7,181,507	—	—	7,181,507
Christopher L. Winfrey	—	2,634,932	—	—	2,634,932
Richard J. DiGeronimo	—	2,253,973	—	—	2,253,973
David G. Ellen	—	2,000,000	—	—	2,000,000
Jessica M. Fischer	—	1,050,000	—	—	1,050,000
Jonathan Hargis	—	654,452	—	—	654,452

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(1)	No severance is payable in the event of a termination by Charter for cause or a voluntary termination by the executive without good reason.

(2)

“Bonus” is the bonus payable under the 2022 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon a termination on December 31, 2022; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date, and Mr. Rutledge is also entitled to a pro rata bonus in the year of termination for a voluntary termination by the executive without good reason occurring during the bonus plan year.

(3)

Upon a termination by Charter for cause, all unvested stock option grants made to our NEOs will be forfeited and cancelled. Upon a voluntary resignation without good reason, all unvested stock option grants made to our NEOs will be forfeited and cancelled with the exception of stock options granted to Mr. Rutledge in or after 2020, which will continue to vest through their original vesting date if they have been outstanding at least one year at the time of termination and will otherwise pro rata vest; in each case such stock options will remain exercisable through their original expiration date. All of Mr. Rutledge’s stock options subject to either continued or pro rata vesting were underwater based on the December 30, 2022 closing stock price of $339.10.

(4)

Upon a termination by Charter for cause or a voluntary resignation by the executive without good reason, all unvested time-vesting restricted stock unit grants made to our NEOs will be forfeited and cancelled.

Termination in Connection with Expiration of Term or by Mutual Agreement

Under the employment agreements for Messrs. Rutledge, Winfrey, DiGeronimo and Ellen, Charter may be required to make certain payments to the executive and the executive may be entitled to pro rata or continued vesting of unvested equity awards in connection with the expiration of the term of their agreements and, in the case of Mr. Ellen, upon mutual agreement between him and Charter on or before the expiration of the term of his agreement.

Mr. Rutledge’s employment terminates upon the expiration of the term of his agreement on November 30, 2023, at which time he would be entitled to a pro rata bonus for the year of termination, his stock options granted pursuant to his employment agreement would continue to vest, and such options would remain exercisable through their original expiration date. Unless otherwise renewed or extended, Mr. Winfrey’s employment will terminate immediately upon the expiration of the term of his employment agreement on December 1, 2025 and he would be entitled to a pro rata bonus for the year of termination, his stock options granted on or after September 22, 2022 and pursuant to his employment agreement would continue to vest, and such options would remain exercisable through their original expiration date. Unless otherwise renewed or extended, Mr. DiGeronimo may terminate his employment for any reason within 30 days following the expiration of the term of his employment agreement on December 1, 2025, at which time he would be entitled to a pro rata bonus for the year of termination, his stock options and restricted stock unit awards granted on or after September 22, 2022 and pursuant to his employment agreement would pro rata vest, and such options would remain exercisable until the fifth anniversary of the date of his termination, or the original expiration date, if earlier. Unless otherwise renewed or extended, upon the termination of Mr. Ellen’s employment in connection with the expiration of the term of his employment agreement on December 1, 2023 or upon mutual agreement between Mr. Ellen and the Company prior to such date, Mr. Ellen would be entitled to the same payments, pro rata vesting of unvested equity awards, and time to exercise vested stock options post-termination as set forth below for a termination by the Company without cause or by Mr. Ellen for good reason. The respective terms for Messrs. Rutledge, Winfrey, DiGeronimo and Ellen’s employment agreements all expire in or after 2023, and no payment or benefit amounts would therefore apply as of December 31, 2022, except with respect to Mr. Ellen whose employment could be terminated by mutual agreement between him and Charter prior to the expiration of the term of his employment agreement and resulting in the same payments, pro rata vesting of unvested equity awards, and time to exercise vested stock options post-termination as set forth below for a termination by the Company without cause or by Mr. Ellen for good reason.

Termination due to Death or Disability

Under the current employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make certain payments to, or allow full equity vesting for, these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability.” Under the equity award agreements with our NEOs, vested stock options generally may be exercised for a period of eighteen months following a termination due to death or disability, or through the original expiration date, if earlier. Pursuant to Mr. Rutledge’s employment agreement, his stock options granted in or after 2020 will remain exercisable through their original expiration date.

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An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which an NEO is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	7,181,507	—	—	7,181,507
Christopher L. Winfrey	—	2,634,932	—	975,591	3,610,523
Richard J. DiGeronimo	—	2,253,973	—	1,069,182	3,323,155
David G. Ellen	—	2,000,000	—	1,096,649	3,096,649
Jessica M. Fischer	—	1,050,000	—	464,228	1,514,228
Jonathan Hargis	—	654,452	—	680,235	1,334,687

(1)	No severance is payable in the event of a termination based on death or disability of any NEO.

(2)

“Bonus” is the bonus payable under the 2022 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon a termination on December 31, 2022; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date. Messrs. Rutledge, Winfrey and Ellen are also entitled to a pro rata bonus in the year of termination for a termination due to death or disability occurring during the bonus plan year.

(3)

All unvested time-vesting option grants made to our NEOs are subject to full vesting in the event of a termination due to death or disability. All stock options subject to such full vesting were underwater based on the December 30, 2022 closing stock price of $339.10.

(4)	All unvested time-vesting restricted stock unit grants made to our NEOs are subject to full vesting in the event of a termination due to death or disability.

Termination due to Retirement by the Executive

Charter generally defines “retirement” eligibility in its long-term incentive plan documents as the employee’s age (at least 55) plus years of service equal to 70 (with a minimum of 5 years of service required for grants made in or after 2021). Of the NEOs, only Messrs. Rutledge and Hargis met the “rule of 70” retirement qualification and none of the other NEOs were eligible for retirement at December 31, 2022. Under the current employment agreements, equity award agreements and Company policies applicable to our NEOs, in the event that an NEO terminates his or her employment with Charter due to retirement (i) no severance amounts are payable, (ii) for grants made prior to 2021, unvested time-vesting stock option and restricted stock unit grants are subject to pro rata vesting after the first anniversary of the respective award’s grant date and vested stock options remain exercisable for three years following termination or through the original expiration date, if earlier, and (iii) for grants made in or after 2021, unvested time-vesting stock option and restricted stock unit grants are subject to continued vesting through the original vesting date if retirement occurs at or above age 60 and are otherwise subject to pro rata vesting after the first anniversary of the respective award’s grant date. For a retirement at or above age 60, stock option awards remain exercisable for five years after vesting or through the original expiration date, if earlier, and for a retirement at or above age 55 but below age 60, stock option awards remain exercisable for three years following retirement or through the original expiration date, if earlier. Irrespective of whether they are retirement eligible, all NEOs would be entitled to any bonus earned for periods ending on or before the termination date but not yet paid as of such date, including for a termination occurring as of December 31, 2022. Mr. Hargis was also eligible for a pro rata bonus upon his retirement at any time during the 2022 calendar year.

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	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	7,181,507	—	—	7,181,507
Christopher L. Winfrey	—	2,634,932	—	—	2,634,932
Richard J. DiGeronimo	—	2,253,973	—	—	2,253,973
David G. Ellen	—	2,000,000	—	—	2,000,000
Jessica M. Fischer	—	1,050,000	—	—	1,050,000
Jonathan Hargis	—	654,452	—	676,155	1,330,607

(1)	No severance is payable in the event of the retirement of any NEO.

(2)

“Bonus” is the bonus payable under the 2022 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon a termination on December 31, 2022; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. All NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date, and Mr. Rutledge is also entitled to a pro rata bonus in the year of termination for a voluntary termination by the executive without good reason occurring during the bonus plan year.

(3)

Mr. Rutledge’s employment agreement specifies the treatment of his unvested stock options upon termination and does not provide for any vesting treatment specific to retirement. Instead, were Mr. Rutledge to retire as of December 31, 2022, his stock options granted on November 3, 2020 and January 15, 2021 would continue to vest through their original vesting date and his stock options granted on January 18, 2022 would pro rata vest, as described further in the section above regarding a voluntary termination by the executive without good reason. Upon Mr. Hargis’s retirement on December 31, 2022, his January 15, 2020 stock options pro rata vested and his stock options granted on January 15, 2021, July 15, 2021, and January 18, 2022 remained outstanding and will continue to vest through their original respective vesting dates. All of Messrs. Rutledge and Hargis’s stock options subject to pro rata or continued vesting were underwater based on the December 30, 2022 closing stock price of $339.10.

(4)

Upon Mr. Hargis’s retirement December 31, 2022, his January 15, 2020 RSUs pro rata vested and his RSUs granted on January 15, 2021, July 15, 2021, and January 18, 2022 remained outstanding and will continue to vest through their original respective vesting dates.

Termination by Charter Without Cause or by the Executive for Good Reason (other than for a Change in Control)

In the event that Charter terminates an NEO’s employment without cause or the executive terminates his or her employment with Charter for good reason other than in connection with a change in control, Charter may be required to make certain payments to the executive and the executive may be entitled to pro rata or continued vesting of unvested equity awards granted to the executive. Under the equity award agreements with our NEOs, vested stock options generally may be exercised for a period of six months following a for cause/voluntary termination, or through the original expiration date, if earlier. Pursuant to Mr. Rutledge’s employment agreement, his stock options granted in or after 2020 will remain exercisable through their original expiration date.

For a definition of “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”

An NEO may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances, advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As the term is used in the employment agreements of our NEOs, “good reason” includes: a reduction in base salary or bonus; a material adverse change or diminution in title, authority, duties, or responsibilities of the executive; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due; changing the location of the executive’s primary workplace by more than 50 miles (for Ms. Fischer and Messrs. DiGeronimo, Ellen, Hargis and Winfrey); any change in reporting structure such that the executive no longer reports directly to the CEO (for Mr. Ellen) or the Board (for Messrs.

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Rutledge and Winfrey); any failure by a successor company to assume the executive’s employment agreement following a change in control; or, for Mr. Rutledge, a change in control.

For a definition of “change in control”, see the section immediately following titled “Termination within 30 days before or 12 months after Change in Control without Cause or for Good Reason.”

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	7,181,507	—	—	7,181,507
Christopher L. Winfrey	14,875,000	2,634,932	—	826,757	18,336,689
Richard J. DiGeronimo	8,700,000	2,253,973	—	574,817	11,528,790
David G. Ellen	6,500,000	2,000,000	—	773,121	9,273,121
Jessica M. Fischer	3,500,000	1,050,000	—	263,611	4,813,611
Jonathan Hargis	—	654,452	—	676,155	1,330,607

(1)

Except for Messrs. Rutledge and Hargis, all NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)

“Bonus” is the bonus payable under the 2022 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon any termination on December 31, 2022; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date. Messrs. Rutledge, Winfrey and Ellen are also entitled to a pro rata bonus in the year of termination for a without cause/good reason termination.

(3)

Except for Mr. Rutledge, all unvested time-vesting stock option grants made to our NEOs are subject to pro rata vesting in the event of a without cause/good reason termination. Unvested time-vesting stock options granted to Mr. Rutledge in or after 2020 are subject to continued vesting in the event of a without cause/good reason termination.

(4)	All unvested time-vesting restricted stock unit grants made to our NEOs are subject to pro rata vesting in the event of a without cause/good reason termination.

Termination within 30 days before or 12 months after Change in Control without Cause or for Good Reason

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make payments to, or allow pro rata or full vesting of unvested equity awards for, these executives in the event that, within 30 days before, or 12 months following, the occurrence of a change in control, Charter or any of its subsidiaries terminates the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason.

A “change in control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities; the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the Board of Directors; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

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	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	7,181,507	—	—	7,181,507
Christopher L. Winfrey	14,875,000	2,634,932	—	975,591	18,485,523
Richard J. DiGeronimo	8,700,000	2,253,973	—	1,069,182	12,023,155
David G. Ellen	6,500,000	2,000,000	—	1,096,649	9,596,649
Jessica M. Fischer	3,500,000	1,050,000	—	464,228	5,014,228
Jonathan Hargis	—	654,452	—	680,235	1,334,687

(1)

Except for Messrs. Rutledge and Hargis, all NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)

“Bonus” is the bonus payable under the 2022 Executive Bonus Plan, which would be earned but unpaid for all NEOs upon any termination on December 31, 2022; performance attainment for such bonuses is assumed at 100% for the purposes of these separation tables. Upon any termination, all NEOs are entitled to any bonus earned for a performance period ending on or before the termination date but unpaid as of such date. Messrs. Rutledge, Winfrey and Ellen are also entitled to a pro rata bonus in the year of termination for a without cause/good reason termination.

(3)

Except for Mr. Rutledge, all unvested time-vesting stock option grants made to our NEOs are subject to full vesting in the event of a change in control termination. Unvested time-vesting stock options granted to Mr. Rutledge are subject to continued vesting in the event of any without cause/good reason termination. For the purposes of calculating the amounts set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $339.10, the closing price of the Company’s Class A common stock on December 30, 2022.

(4)

All unvested time-vesting restricted stock unit grants made to our NEOs are subject to full vesting in the event of a change in control termination. For the purposes of calculating the amount set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $339.10, the closing price of the Company’s Class A common stock on December 30, 2022.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

We have also entered into indemnification agreements that require us to indemnify each of our directors and executive officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

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Certain Beneficial Owners of Charter Class A Common Stock

The following table sets forth information as of February 24, 2023 regarding the beneficial ownership of Charter Class A common stock by:

•	each holder of more than 5% of outstanding shares Charter Class A common stock;

•	each Charter director and named executive officer; and

•	all Charter directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	47,099,789	27.85%
Advance/Newhouse Partnership(3) One World Trade Center, 44th Floor New York, NY 10007	21,105,370	12.48%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	8,595,171	5.08%
Dodge & Cox(5) 555 California Street, 40th Floor San Francisco, CA 94104	8,471,513	5.01%
Directors and Executive Officers:
W. Lance Conn(6)	5,587	*
Kim C. Goodman(7)	4,417	*
Craig A. Jacobson(8)	11,382	*
Gregory B. Maffei(9)	5,408	*
John D. Markley, Jr.(10)	15,022	*
David C. Merritt(11)	9,311	*
James E. Meyer(12)	2,012	*
Steven A. Miron(13)	9,173	*
Balan Nair(14)	6,052	*
Michael A. Newhouse(15)	3,228	*
Mauricio Ramos(16)	5,252	*
Thomas M. Rutledge(17)	2,394,684	1.42%
Eric L. Zinterhofer(18)	46,901	*
Christopher L. Winfrey(19)	837,302	*
Richard J. DiGeronimo(20)	87,794	*
David G. Ellen(21)	259,750	*
Jessica M. Fischer(22)	10,008	*
Jonathan Hargis(23)	30,920	*
All executive officers and directors as a group (19 persons) (24)	3,919,401	2.32%

*	less than 1%

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(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 24, 2023 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 169,115,655 shares of Class A common stock outstanding as of February 24, 2023, including Charter Communications Holdings, LLC (“Charter Holdings”) common units on an as-if-exchanged basis. Each holder of Class A common stock is entitled to one vote per share. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Washington Blvd., Stamford, CT 06902. Each share of Class A common stock is entitled to one vote.

(2)

Based on a Schedule 13D/A, dated February 23, 2021 and filed February 24, 2021 and Form 4s filed by Liberty Broadband on March 16, 2021, April 15, 2021, May 17, 2021, June 15, 2021, July 16, 2021, August 16, 2021, September 16, 2021, October 18, 2021, November 16, 2021, December 15, 2021, January 18, 2022, March 15, 2022, April 15, 2022, May 16, 2022, June 15, 2022, July 18, 2022, August 15, 2022, September 16, 2022, October 18, 2022, November 16, 2022, December 15, 2022 and January 18, 2023. For information on Liberty Broadband’s designees to Charter’s Board of Directors and the Stockholders Agreement, see “Governance Under the Stockholders Agreement” above and “Certain Relationships and Related Transactions” below. Of the shares reported in the Schedule 13D/A, Liberty Broadband reported that it had sole voting and dispositive power over 59,465,776 shares. The Form 4s filed by Liberty Broadband on (i) March 16, 2021 reported that Liberty Broadband sold 834,576 shares of Class A Common Stock to Charter on March 15, 2021; (ii) April 15, 2021 reported that Liberty Broadband sold 735,209 shares of Class A Common Stock to Charter on April 15, 2021; (iii) May 17, 2021 reported that Liberty Broadband sold 569,514 shares of Class A Common Stock to Charter on May 17, 2021; (iv) June 15, 2021 reported that Liberty Broadband sold 622,309 shares of Class A Common Stock to Charter on June 15, 2021; (v) July 16, 2021 reported that Liberty Broadband sold 404,158 shares of Class A Common Stock to Charter on July 16, 2021; (vi) August 16, 2021 reported that Liberty Broadband sold 344,239 shares of Class A Common Stock to Charter on August 16, 2021; (vii) September 16, 2021 reported that Liberty Broadband sold 452,150 shares of Class A Common Stock to Charter on September 16, 2021; (viii) October 18, 2021 reported that Liberty Broadband sold 724,555 shares of Class A Common Stock to Charter on October 18, 2021; (ix) November 16, 2021 reported that Liberty Broadband sold 621,437 shares of Class A Common Stock to Charter on November 16, 2021; (x) December 15, 2021 reported that Liberty Broadband sold 769,517 shares of Class A Common Stock to Charter on December 15, 2021; (xi) January 18, 2022 reported that Liberty Broadband sold 535,092 shares of Class A Common Stock to Charter on January 18, 2022; (xii) March 15, 2022 reported that Liberty Broadband sold 435,149 shares of Class A Common Stock to Charter on March 15, 2022; (xiii) April 15, 2022 reported that Liberty Broadband sold 863,719 shares of Class A Common Stock to Charter on April 15, 2022; (xiv) May 16, 2022 reported that Liberty Broadband sold 708,454 shares of Class A Common Stock to Charter on May 16, 2022; (xv) June 15, 2022 reported that Liberty Broadband sold 685,270 shares of Class A Common Stock to Charter on June 15, 2022; (xvi) July 18, 2022 reported that Liberty Broadband sold 783,807 shares of Class A Common Stock to Charter on July 18, 2022; (xvii) August 15, 2022 reported that Liberty Broadband sold 459,381 shares of Class A Common Stock to Charter on August 15, 2022; (xviii) September 16, 2022 reported that Liberty Broadband sold 481,352 shares of Class A Common Stock to Charter on September 16, 2022; (xix) October 18, 2022 reported that Liberty Broadband sold 468,388 shares of Class A Common Stock to Charter on October 18, 2022; (xx) November 16, 2022 reported that Liberty Broadband sold 580,093 shares of Class A Common Stock to Charter on November 16, 2022; (xxi) December 15, 2022 reported that Liberty Broadband sold 167,469 shares of Class A Common Stock to Charter on December 15, 2022; and (xxii) January 18, 2023 reported that Liberty Broadband sold 120,149 shares of Class A Common Stock to Charter on January 18, 2023. John C. Malone, Chairman of the Board of Directors of Liberty Broadband and a director emeritus of Charter, may be deemed to have voting and dispositive control, pursuant to Rule 13d-3(a), over the shares of Charter owned by Liberty Broadband as a result of the positions he holds with Liberty Broadband as well as his control of approximately 49.0% of the voting power of Liberty Broadband, among other factors. Mr. Malone, however, disclaims beneficial ownership of any Charter shares owned by Liberty Broadband on the basis that he is not, individually, a party to any agreement, arrangement or understanding relating to the voting or disposition of any such shares. Decisions with respect to the voting or disposition of any Charter shares owned by Liberty Broadband are made by Liberty Broadband’s Board of Directors.

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(3)

Based on a Schedule 13D/A, Amendment No. 12, dated March 1, 2022 and filed on March 3, 2022 and Form 4s filed March 7, 2022, April 7, 2022, May 13, 2022, June 8, 2022, July 8, 2022, August 5, 2022, September 9, 2022, October 5, 2022, November 4, 2022, December 5, 2022, January 6, 2023 and February 3, 2023 by A/N, Newhouse Broadcasting Corporation (“NB”), Advance Publications, Inc. (“AP”), Newhouse Family Holdings, L.P. (“NF”) and Advance Long-Term Management Trust (“ALM”). For information on A/N’s designees to Charter’s Board of Directors and the Stockholders Agreement, see “Governance Under the Stockholders Agreement” above and “Certain Relationships and Related Transactions” below. The 13D/A, Amendment No. 12, reports as follows: A/N, NB, AP, NF and ALM reported sole voting and dispositive power over all 24,023,719 of the reported shares. The 13D/A, Amendment No. 12, reported that the shares reported as beneficially owned represented 24,023,719 shares of Class A Common Stock (including Class B Common Units on an as-exchanged basis). The Form 4s filed by A/N, NB, AP, NF and ALM on (i) March 7, 2022 reported that A/N, NB, AP, NF and ALM sold 196,575 Class B Common Units to Charter on March 3, 2022; (ii) April 7, 2022 reported that A/N, NB, AP, NF and ALM sold 393,995 Class B Common Units to Charter on April 5, 2022; (iii) May 13, 2022 reported that A/N, NB, AP, NF and ALM sold 325,947 Class B Common Units to Charter on May 11, 2022; (iv) June 8, 2022 reported that A/N, NB, AP, NF and ALM sold 343,391 Class B Common Units to Charter on June 6, 2022; (v) July 8, 2022 reported that A/N, NB, AP, NF and ALM sold 373,547 Class B Common Units to Charter on July 6, 2022; (vi) August 5, 2022 reported that A/N, NB, AP, NF and ALM sold 225,537 Class B Common Units to Charter on August 3, 2022; (vii) September 9, 2022 reported that A/N, NB, AP, NF and ALM sold 237,571 Class B Common Units to Charter on September 6, 2022; (viii) October 5, 2022 reported that A/N, NB, AP, NF and ALM sold 264,008 Class B Common Units to Charter on October 5, 2022; (ix) November 4, 2022 reported that A/N, NB, AP, NF and ALM sold 235,892 Class B Common Units to Charter on November 4, 2022; (x) December 5, 2022 reported that A/N, NB, AP, NF and ALM sold 114,525 Class B Common Units to Charter on December 5, 2022; (xi) January 6, 2023 reported that A/N, NB, AP, NF and ALM sold 76,308 Class B Common Units to Charter on January 5, 2023; and (xii) February 3, 2023 reported that A/N, NB, AP, NF and ALM sold 131,053 Class B Common Units to Charter on February 3, 2023.

(4)	Based on a Schedule 13G/A filed by The Vanguard Group on February 9, 2023.

(5)	Based on a Schedule 13G filed by Dodge & Cox on February 14, 2023.

(6)	Includes 404 shares of restricted stock that are not yet vested but eligible to be voted.

(7)	Includes 646 shares of restricted stock that are not yet vested but eligible to be voted.

(8)	Includes 646 shares of restricted stock that are not yet vested but eligible to be voted.

(9)

Includes 646 shares of restricted stock for Mr. Maffei that are not yet vested but eligible to be voted. Mr. Maffei is the President and Chief Executive Officer of Liberty Broadband. Liberty Broadband beneficially owns 27.85% of the outstanding shares of Charter Class A common stock. Mr. Maffei expressly disclaims beneficial ownership of any shares owned by Liberty Broadband.

(10)

Includes 13,871 shares held jointly with his spouse, 1,151 shares held by the John Markley Family Trust and 404 shares of restricted stock that are not yet vested but eligible to be voted. Mr. Markley’s shares are pledged as collateral security for a line of credit.

(11)	Includes 1,198 shares held by the Merritt Family Trust, 7,709 shares held in the David C. Merritt IRA and 404 shares of restricted stock that are not yet vested but eligible to be voted.

(12)	Includes 404 shares of restricted stock that are not yet vested but eligible to be voted.

(13)	Includes 6,027 shares held jointly with his spouse and 646 shares of restricted stock that are not yet vested but eligible to be voted.

(14)	Includes 646 shares of restricted stock that are not yet vested but eligible to be voted.

(15)	Includes 404 shares of restricted stock that are not yet vested but eligible to be voted.

(16)	Includes 646 shares of restricted stock that are not yet vested but eligible to be voted.

(17)

Includes (i) 210,958 shares held in Family Foundation, (ii) 1,627,560 options that are vested and exercisable and (iii) 284,093 options that are vested and exercisable and held in the 2022 GRAT I. Also includes (a) 17,493 shares held by the GST Exempt Trust FBO TP Rutledge, (b) 17,493 shares held by the GST Exempt Trust FBO A Alonso, (c) 35,971 shares held by the Non-Exempt Trust FBO TP Rutledge and (d) 35,971 shares held by the Non-Exempt Trust FBO A Alonso (the trusts named in (a) through (d), collectively, the “Children’s Trusts”). The Children’s Trusts are irrevocable trusts for the benefit of Mr. Rutledge’s adult children. Mr. Rutledge’s spouse is trustee of the Children’s Trusts. Mr. Rutledge is not a beneficiary of the Children’s Trusts and disclaims beneficial ownership of the shares held by the Children’s Trusts.

(18)	Includes 949 shares of restricted stock that are not yet vested but eligible to be voted.

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(19)

Includes (i) 20,674 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust (the “Winfrey Revocable Trust”); (ii) 50,103 shares held in the Winfrey Revocable Trust; (iii) 82,518 shares held in the Winfrey Dynasty Trust; (iv) 34,909 shares held in the Yeniley Lorenzo Winfrey Irrevocable Trust; and (v) 945 shares held in the Yeniley Lorenzo Winfrey Revocable Trust. Also includes 648,153 options that are vested and exercisable. The 50,103 shares held by the Winfrey Revocable Trust are pledged as security for a margin loan with a balance of $44,000.

(20)	Includes 82,312 options that are vested and exercisable.

(21)	Includes 246,465 options that are vested and exercisable.

(22)	Includes 9,054 options that are vested and exercisable.

(23)	Includes 27,879 options that are vested and exercisable.

(24)	Includes options and restricted stock units that are exercisable or eligible to become vested within sixty (60) days of February 24, 2023.

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Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of Related Party Transactions (as defined below). Management has various procedures in place, e.g., our Code of Conduct, which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any person: (a) who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) who is a greater than 5 percent beneficial owner of the Company’s common stock; or (c) who is an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and other Related Parties of Charter have or may have a material interest. Charter has determined that all of our transactions entered into with Related Parties are in Charter’s best interest. Related Party Transactions are approved by the Audit Committee or another independent body of Charter’s Board of Directors.

On May 23, 2015, Charter entered into the Stockholders Agreement. Under the terms of the Stockholders Agreement, the number of Charter’s directors is fixed at 13. Two designees selected by A/N are members of the Board of Directors of Charter and three designees selected by Liberty Broadband are members of the Board of Directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s Board of Directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and Charter. Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three directors not designed by either A/N or Liberty Broadband and one designee of each of A/N and Liberty Broadband. A/N and Liberty Broadband also have certain other committee designation and governance rights. Mr. Rutledge is the Executive Chairman and Mr. Winfrey is a non-voting Board observer. Pursuant to the terms of the Rutledge Agreement, Mr. Rutledge will step down from his position as the Executive Chairman of the Company and the Board of Directors at the end of his employment term, and the Winfrey Agreement provides that Mr. Winfrey will be appointed as a member of the Board of Directors on or before December 31, 2023.

In connection with the closing of the Transactions, a number of agreements were entered into with Liberty Broadband and/or A/N, including the Charter Holdings operating agreement (the “LLC Agreement”), an exchange agreement, a registration rights agreement, a tax receivables agreement, an amendment agreement (that amended the Stockholders Agreement and the Liberty Broadband investment agreement) and a transition services agreement. These agreements were approved by the Board of Directors. In 2022, Charter paid approximately $110 million to A/N as tax distributions under the LLC Agreement and $0.7 million to A/N under the tax receivables agreement.

In December 2017, Charter and A/N entered into an amendment to the letter agreement dated December 23, 2016 that requires A/N to sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A common stock or Charter Holdings common units that represents a pro rata participation by A/N and its affiliates in any repurchases of shares of Charter Class A common stock from persons other than A/N effected by Charter during the immediately preceding calendar month, at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. A/N and Charter both have the right to terminate or suspend the pro rata repurchase arrangement on a prospective basis. Pursuant to the tax receivables agreement between Charter and A/N, Charter must pay to A/N 50% of the tax benefit when realized by Charter from the step-up in tax basis resulting from any future exchange or sale of the preferred and common units.

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In February 2021, Charter and Liberty Broadband entered into a letter agreement that requires Liberty Broadband to sell to Charter, on a monthly basis, a number of shares of Class A common stock representing an amount sufficient for Liberty Broadband’s ownership of Class A common stock to be reduced such that it does not exceed the ownership cap then applicable to Liberty Broadband under the Stockholders Agreement (the “LBB Cap”), at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. The letter agreement with Liberty Broadband terminates upon the earliest of (i) mutual written agreement of the parties, (ii) the termination of the Stockholders Agreement, or (iii) 12:01 a.m. following the first end date of a repurchase period occurring at least ten days after either party, in its sole discretion, delivers a written termination notice to the other party (provided, that, in the case of clause (iii), the rights and obligations of the parties under the letter agreement with Liberty Broadband survive with respect to a repurchase period ending prior to such termination). Upon the termination of the letter agreement with Liberty Broadband, the requirement of Liberty Broadband to sell shares of Class A Common Stock to Charter to the extent necessary so that Liberty Broadband’s ownership of Charter does not exceed the LBB Cap would revert to the terms of the Stockholders Agreement.

Dr. John Malone, a director emeritus of Charter and Chairman of the board of directors of Liberty Broadband and holder of 49% of voting interest in Liberty Broadband, also serves on the board of directors of Qurate Retail, Inc. (“Qurate”). As reported in Qurate’s SEC filings, Dr. Malone owns approximately 30.4 million shares of the Series A common stock and approximately 0.9 million shares of the Series A Cumulative Redeemable Preferred Stock of Qurate and has a 6.7% voting interest in Qurate for the election of directors. Mr. Gregory Maffei, a member of Charter’s Board of Directors, serves as the Chairman of the Board of Qurate. As reported in Qurate’s SEC filings, Mr. Maffeii owns approximately 0.4 million shares of the Series A common stock and approximately 9.4 million shares of the Series B common stock of Qurate and has a 19.8% voting interest in Qurate for the election of directors. Qurate wholly owns HSN, Inc. (“HSN”) and QVC, Inc. (“QVC”). The Company has programming relationships with HSN and QVC. For the year ended December 31, 2022, the Company recorded revenue in aggregate of approximately $43.5 million from HSN and QVC as part of channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in the Company’s footprint.

Liberty Broadband and A/N each have a number of subsidiary or affiliated companies with which Charter has customer or vendor relationships, some of which involved amounts in excess of $120,000 for 2022 or may involve amounts in excess of $120,000 for 2023. The following summarizes each of these relationships with Liberty Broadband and A/N subsidiaries and affiliates:

•	Charter purchases advertising services and content licensing from American City Business Journals, an A/N company. Charter paid approximately $0.5 million for these services in 2022.

•

Live Nation Entertainment, Inc. (Mr. Maffei is the Chairman of the Board; and Dr. Malone has a 48.4% voting interest in Liberty Media, which owns 30.62% of the Live Nation equity) is a customer of Spectrum Enterprise and Spectrum Reach and purchased approximately $1.0 million of services during 2022.

In August 2015, a purported stockholder of Charter, Matthew Sciabacucchi, filed a lawsuit in the Delaware Court of Chancery, on behalf of a putative class of Charter stockholders, challenging the Transactions. The lawsuit, which named as defendants Charter and certain of its current and former Board of Directors, alleged that the Transactions resulted from breaches of fiduciary duty by Charter’s directors and that Liberty Broadband improperly benefited from the challenged transactions at the expense of other Charter stockholders. On March 3, 2023, Charter, certain of Charter’s current and former directors and Liberty Broadband entered into a Stipulation and Agreement of Settlement, Compromise and Release in connection with the settlement of the Sciabacucchi litigation and to effectuate the allocation of the settlement amount of $87.5 million to be paid to Charter (less plaintiffs’ attorneys’ fees), of which $49 million will be covered by Charter’s insurers and $38.5 million will be covered by Liberty Broadband. Also on March 3, 2023, Charter, Charter’s directors who are defendants in the suit and Charter’s insurers entered into Settlement Funding Agreements and Mutual Releases to effectuate the allocation of the insurers’ portion of the settlement amount among Charter’s insurers.

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Proposal No. 2: Approval, on an Advisory Basis, of the Compensation of Named Executive Officers

(Item 2 on Proxy Card)

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section above including the accompanying compensation tables.

Charter’s compensation programs are designed to create a strong linkage between the actual compensation earned by our Named Executive Officers and Company performance, and reward both growth-oriented annual operating results as well as sustainable long-term shareholder returns. The compensation structure for Charter’s NEOs results in an overall mix of pay that is highly performance-based, particularly with respect to the proportion of compensation tied to stock price appreciation via stock options and without taking into account the performance-based incentives derived from previously vested equity awards. The compensation mix delivered to the CEO and other NEOs in 2022, based on the values disclosed in the Summary Compensation Table, was as follows:

Charter believes that awards represent competitive levels of total compensation that are effectively balanced to align value realized by executives with the achievement of meaningful financial performance and the generation of shareholder returns. Charter believes that NEO total compensation opportunities – including base salary, annual incentives, and long-term equity awards – created strong alignment between executive compensation and performance outcomes in 2022, as more fully described in the Pay Versus Performance section above.

In spite of challenging market dynamics with low connect activity driven by historically low customer churn, Charter achieved meaningful customer relationship growth in 2022 – including the highest year-over-year growth in mobile lines to-date – and annual increases in both top and bottom-line financial performance. Over the course of the year, Charter continued to expand and improve services for its customers: implementing spectrum split upgrades, expanding plant capacity, and progressing rural build-out initiatives. Charter also introduced the new Spectrum One bundle in late 2022, which provides a package of Internet, Advanced Wi-Fi, and Unlimited Mobile services at a low price. For the fiscal year ended December 31, 2022, Charter achieved the following key operational and financial objectives:

•	Total customer relationships grew by 126,000, or 0.4%

•	Mobile lines grew by 1,728,000, Internet customers by 344,000

•	Revenue grew by 4.5% to $54.0 billion

•	Adjusted EBITDA grew by 4.8% to $21.6 billion(1)

•	Free cash flow of $6.1 billion(1)

•

Charter also purchased approximately 23.8 million shares of Charter Class A common stock and Charter Holdings common units for approximately $11.7 billion in 2022 at an average price per share of $491.48.

(1)	See ”Non-GAAP Financial Measures” in Appendix A.

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Please review the Compensation Discussion and Analysis included in this proxy statement for a detailed description and discussion of the Company’s compensation process and programs. We believe our compensation program provides the appropriate current compensation and incentivizes value creation for our stockholders.

Your vote is requested. We believe that the information regarding named executive officer compensation as disclosed within the Compensation Discussion and Analysis section of this proxy statement including the accompanying compensation tables and within the Pay Versus Performance discussion demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of the Company’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers, as described in this proxy statement. Accordingly, the Company will ask the Company’s shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed under “Compensation Discussion and Analysis” pursuant to Item 402 of Regulation S-K, including the accompanying compensation tables and narrative disclosure contained in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it will not be binding on the Company, the Board or the Compensation and Benefits Committee, nor will it overrule any prior decision or require the Board or the Compensation and Benefits Committee to take any action. However, the Compensation and Benefits Committee and the Board value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation and Benefits Committee and the Board will consider stockholders’ concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

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Proposal No. 3: Approval, on an Advisory Basis, of a Triennial Advisory Vote on Executive Compensation

(Item 3 on Proxy Card)

Pursuant to SEC rules, the Board of Directors is required to submit an advisory, nonbinding resolution to stockholders at least once every six years to determine whether advisory, nonbinding votes on the Company’s executive compensation should be held every one, two or three years. At the Company’s annual meeting of stockholders in 2017, the Company’s stockholders voted, in an advisory (nonbinding) vote, that future say-on-pay votes should be held every three years.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs once every three years, or a triennial vote, continues to be the most appropriate alternative for the Company at this time, and therefore the Board recommends a triennial advisory vote on executive compensation. We believe that a triennial advisory vote is the best approach for the Company based on a number of considerations, including the following:

•

As described in the Compensation Discussion and Analysis section above, one of the principles of our executive compensation program is to ensure management’s interests are aligned with our investors’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our Named Executive Officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance;

•

A three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company.

We carefully review changes to our program to maintain the consistency and credibility of the program, which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide sufficient time to thoughtfully consider and implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes. In the future, we may determine that a more frequent advisory vote is appropriate, either in response to the vote of the Company’s stockholders on this proposal or for other reasons.

Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives the greatest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that has been recommended by stockholders, even if that alternative does not receive a majority of votes cast. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “THREE YEARS” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Charter Communications        |    70    |        2023 Proxy Statement

Proposal No. 4: Ratification of the Appointment of Independent Registered Public Accounting Firm

(Item 4 on Proxy Card)

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2023. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

Charter Communications        |    71    |        2023 Proxy Statement

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s independent registered public accounting firm since 2002, and, subject to ratification by stockholders at the annual meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2023.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During each of the years ended December 31, 2022 and 2021, we incurred fees and related expenses for professional services rendered by KPMG for the audits of Charter and its subsidiaries’ financial statements, for the review of Charter and its subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $8 million.

Audit-Related Fees

No audit-related fees to KPMG were incurred during the years ended December 31, 2022 and 2021.

Tax Fees

Charter incurred tax fees to KPMG of approximately $1 million during each of the years ended December 31, 2022 and 2021.

All Other Fees

None.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to Board of Director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Exchange Act, with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2022 and 2021. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG’s independence. Each year, including 2022, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the “Investor Relations” section of our website at ir.charter.com.

Charter Communications        |    72    |        2023 Proxy Statement

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2022 Ms. Goodman and Messrs. Merritt and Markley served on the Audit Committee for the entire year. All members were determined by the Board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s Board of Directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the Board of Directors, a copy of which is available on the “Investor Relations” section of our website at ir.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the Board of Directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board of Directors determine. The Audit Committee held four meetings in 2022.

The Audit Committee has reviewed and discussed with management and the internal auditors the Company’s audited financial statements and effectiveness of internal controls for the year ended December 31, 2022. The Audit Committee has discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including those described in Auditing Standard No. 1301, as amended (Communication with Audit Committees), with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2022.

The Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

The Audit Committee evaluated KPMG’s independence, performance, qualifications, tenure, partnership rotation and relationship management and based on that evaluation approved the appointment of KPMG as the Company’s independent registered public accounting firm for 2023.

DAVID C. MERRITT

KIM C. GOODMAN

JOHN D. MARKLEY, JR.

Charter Communications        |    73    |        2023 Proxy Statement

Proposal No. 5: Stockholder Proposal Regarding

Lobbying Activities

(Item 5 on Proxy Card)

This proposal was submitted by The Service Employees International Union Pension Plans Master Trust (“SEIU”), the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal from SEIU reads as follows:

“Whereas, we believe in full disclosure of Charter’s lobbying activities and expenditures to assess whether Charter’s lobbying is consistent with its expressed goals and stockholder interests.

Resolved, stockholders request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Charter used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Charter’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision-making process and the Board’s oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Charter is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Charter’s website.

Supporting Statement

Charter spent $80,765,000 from 2010 – 2021 on federal lobbying. This does not include state lobbying expenditures, where Charter lobbied in at least 31 states in 2021 and spent $2.9 million on lobbying in California from 2015 – 2021.

Charter fails to disclose its payments to trade associations and social welfare groups, or the amounts used for lobbying, to stockholders. Companies can give unlimited amounts to third party groups that spend millions on lobbying and undisclosed grassroots activity. These groups may be spending “at least double what’s publicly reported.”1 Charter serves on the board of NCTA - The Internet & Television Association, which spent $189,720,000 on lobbying from 2010 – 2021, and belonged to Broadband for America, a social welfare group which spent $4.2 million to submit 8.5 million fake comments to the FCC opposing net neutrality.2 And Charter does not disclose its contributions to groups which write and endorse model legislation, like the American Legislative Exchange Council (ALEC).

We believe Charter’s lack of disclosure presents reputational risks when its lobbying contradicts company public positions. For example, Charter states that it is committed to an open internet, yet NCTA and Broadband for America lobbied against net neutrality. While Charter is committed to diversity and inclusion, groups have asked Charter to leave ALEC because of its voter restriction efforts.3 And Charter has attracted negative scrutiny for “running a fake consumer group in Maine that’s killing community broadband.”4“

In the last two years, this proposal received majority support of outside stockholders. We urge Charter to expand its lobbying disclosure.

[1]	https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly- reported/.
[2]	https://www.wired.com/story/isps-funded-85-million-fake-comments-opposing-net-neutrality/.
[3]	https://www.thenation.com/article/politics/alec-corporations-democracy/.
[4]	https://www.techdirt.com/2022/07/12/charters-running-a-fake-consumer-group-in-maine-thats-killing-community-broadband-with-the-help-of-a-democratic-advisor/.

Charter Communications        |    74    |        2023 Proxy Statement

Statement Against Stockholder Proposal Regarding Lobbying Activities

Our Board believes that our Company’s participation in the political, legislative and regulatory processes at all levels of government enhances stockholder value. Our Company is committed to participating constructively in the political process to increase shareholder value and in full compliance with applicable rules and regulations. Our Company makes significant disclosures regarding lobbying and political contributions, and our Board believes that these current disclosures are appropriate and consistent with the objectives of transparency and accountability reflected in the proposal. Indeed, the proponent includes contribution data from our disclosures, demonstrating that significant information concerning our activities is already publicly available.

Our Company has extensive policies and procedures in place to ensure that all lobbying activities and political contributions conducted by the Company and our employees comply with all applicable laws, including robust internal controls and oversight. Our Government Affairs team manages the Company’s lobbying activities and reports directly to the Executive Chairman, with oversight from the full Board of Directors. The Board has delegated authority and responsibility for state and local campaign contributions to the Chief Executive Officer, subject to the provisions of the Company’s Code of Conduct and any other applicable Company policies. The Board receives an annual report on lobbying activities from the Government Affairs team as well as quarterly updates on regulatory activities. Applicable laws and regulations include the prohibition under federal law barring corporations from making direct or indirect contributions to candidates or political parties at the federal level. Similarly, we make political contributions only in states where such contributions are permitted. Contributions are intended to support political issues and candidates consistent with our policy objectives. We disclose our policy objectives on our website at https://policy.charter.com. Charter publicly discloses all U.S. federal lobbying costs and the issues to which our lobbying efforts relate on a quarterly basis. Charter also makes such disclosures at the state or local level consistent with applicable lobbying laws.

Our Board believes that the information currently made available strikes the appropriate balance between transparency and excessive burden and cost, and that additional disclosures with respect to lobbying activities would not provide useful information to stockholders. The implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources without materially enhancing existing disclosures.

Additional detailed disclosures regarding our participation or contribution to any tax-exempt industry organization or trade associations may further encourage issue activists, some motivated by special or short-term interests, to pressure us to alter our political participation in a manner that could adversely affect stockholder interests, or require us to disclose proprietary information, putting us at a competitive disadvantage. Our Company maintains membership in trade associations and other tax-exempt entities primarily for strategic, rather than advocacy-related purposes. For these reasons, additional disclosures regarding contributions to such organizations and associations would not provide useful information to stockholders.

Our Board also opposes the proposal because many aspects of it are vague or unworkable and may create confusion. The definition of lobbying, and the expenditures that would be considered lobbying-related, vary across jurisdictions and could include employee salaries, office rent and employee travel expenses. As a result, the disclosures regarding lobbying-related expenditures required by the proposal may be inconsistent and confusing, as a particular expenditure may be considered lobbying-related in one jurisdiction but not in another.

In light of our existing policies and disclosures with respect to lobbying activities, our Board believes that producing a report beyond what has been published on our website and required in our public filings would impose a significant burden on the Company, but provide minimal additional information of value to Charter’s stockholders. As a result, our Board believes that adopting the proposal is unnecessary and is not in the best interests of our Company or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    75    |        2023 Proxy Statement

CEO Pay Ratio

Charter’s CEO to Median Employee pay ratio for 2022 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. In 2022, Charter identified a new Median Employee using the same methodology as in prior years and based on an analysis of 2022 W-2 Box 1 income among the 101,700 full and part-time U.S. employees, other than the CEO, who were actively employed by Charter as of December 31, 2022 (Charter has no employees outside of the U.S.). No adjustments were applied to W-2 Box 1 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year.

With respect to the CEO Total Annual Compensation used in calculating the CEO Pay Ratio, the role of CEO transitioned from Mr. Rutledge to Mr. Winfrey effective December 1, 2022, with Mr. Winfrey therefore serving as CEO as of December 31, 2022 when Charter determined the Median Employee. As permitted by Item 402(u), the CEO Pay Ratio was therefore calculated using Mr. Winfrey’s total compensation corresponding to his service as CEO, with such compensation annualized as if it had been in effect for the full year. The table below provides further detail regarding how the various pay elements disclosed in the Summary Compensation Table for Mr. Winfrey were annualized.

	Summary Compensation Table Value	Value Annualized for Time Period as CEO	Notes on Annualized Values
Base Salary	$1,359,038	$1,700,000	Full annual base salary provided as CEO
Option Awards	$12,001,909	$17,000,000	Annual equity opportunity as CEO (first applied in 2023)
Non-Equity Incentive Plan Compensation	$2,035,221	$3,282,700	Actual 2022 bonus paid as if target bonus opportunity as CEO had been in effect for the full year (target bonus of $4,250,000)
All Other Compensation	$230,799	$230,799	Assumes no changes to such compensation in connection with transition to CEO role; refer to the Summary Compensation Table for additional details on All Other Compensation
Total	$15,626,967	$22,213,499	The resulting annualized value for Mr. Winfrey is considered CEO Total Annual Compensation for purposes of calculating the CEO Pay Ratio

Charter’s CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, Charter’s CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

For 2022, the Median Employee had total annual compensation of $55,429, calculated using the same methodology as applied for NEOs in the Summary Compensation Table. Full-time Charter employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored retirement and health and welfare benefits programs and receive complimentary cable services, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.

The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$22,213,499
Median Employee Total Annual Compensation	$55,429
Ratio of CEO to Median Employee Total Annual Compensation	400.8

Charter Communications        |    76    |        2023 Proxy Statement

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on the “Investor Relations” section of our website at ir.charter.com.

Delinquent Section 16(a) Reports

To the Company’s knowledge, with respect to the fiscal year ended December 31, 2022, all applicable filings were timely made, except that A/N and Michael Newhouse each filed a Form 4 one business day late with respect to a monthly share repurchase transaction. The lateness was due to an administrative error.

Stockholder Proposals for 2024 Annual Meeting

To be included in the proxy statement for the 2024 annual meeting, a stockholder proposal must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 16, 2023. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the Board of Directors, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2024 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than December 27, 2023 and no later than January 26, 2024. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or more than 70 days after the anniversary of this annual meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than the later of (i) 90 days prior to the next annual meeting date or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Such notice must include the information required by the Company’s Bylaws, including: (1) for a nomination for director, all information relating to such person that is outlined in the Company’s Bylaws, including all information required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b). The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on July 29, 2022 and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Charter Communications        |    77    |        2023 Proxy Statement

Our Annual Report on Form 10-K for the year ended December 31, 2022 is available without charge by accessing the “Investor Relations” section of our website at ir.charter.com. You also may obtain a copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Washington Blvd., Stamford, CT 06902, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2022 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2022 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The householding election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program, following which you will promptly receive an individual copy of our Annual Report and this Proxy Statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

All trademarks used in this report remain the property of their respective owners.

Charter Communications        |    78    |        2023 Proxy Statement

Appendix A: Non-GAAP Financial Measures

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, below.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter’s Board of Directors use Adjusted EBITDA and free cash flow to assess Charter’s performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company’s debt covenants refer to these expenses as management fees, which were $1.4 billion and $1.3 billion for the years ended December 31, 2022 and 2021, respectively.

A reconciliation of Adjusted EBITDA and free cash flow to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, is as follows (dollars in millions):

	Year Ended December 31,
	2022	2021
Net income attributable to Charter shareholders	$5,055	$4,654
Plus: Net income attributable to noncontrolling interest	794	666
Interest expense, net	4,556	4,037
Income tax expense	1,613	1,068
Depreciation and amortization	8,903	9,345
Stock compensation expense	470	430
Other expenses, net	225	430

Adjusted EBITDA	$21,616	$20,630

Net cash flows from operating activities	$14,925	$16,239
Less: Purchases of property, plant and equipment	(9,376)	(7,635)
Change in accrued expenses related to capital expenditures	553	80

Free cash flow	$6,102	$8,684

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Charter Communications        |    79    |        2023 Proxy Statement

        CHARTER COMMUNICATIONS, INC.

        400 WASHINGTON BLVD.

        STAMFORD, CT 06902

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 24, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 24, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00503-P87861-Z84450                 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARTER COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	W. Lance Conn	☐	☐	☐

	1b.	Kim C. Goodman	☐	☐	☐

	1c.	Craig A. Jacobson	☐	☐	☐

	1d.	Gregory B. Maffei	☐	☐	☐

	1e.	John D. Markley, Jr.	☐	☐	☐

	1f.	David C. Merritt	☐	☐	☐

	1g.	James E. Meyer	☐	☐	☐

	1h.	Steven A. Miron	☐	☐	☐

	1i.	Balan Nair	☐	☐	☐

	1j.	Michael A. Newhouse	☐	☐	☐

	1k.	Mauricio Ramos	☐	☐	☐

	1l.	Thomas M. Rutledge	☐	☐	☐

	1m.	Eric L. Zinterhofer	☐	☐	☐

		For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 2:

2. Approval, on an advisory basis, of executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 3 Years on the following proposal:	3 Years	2 Years	1 Year	Abstain

3. An advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 4:

4. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023.		☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5:

5. Stockholder proposal regarding lobbying activities.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V00504-P87861-Z84450

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 25, 2023 8:30 AM Mountain Daylight Time

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Christopher L. Winfrey, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Mountain Daylight Time on April 25, 2023, at 6350 S. Fiddler’s Green Circle, 2nd Floor (Conference Room C), Greenwood Village, CO 80111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

        CHARTER COMMUNICATIONS, INC.

        400 WASHINGTON BLVD.

        STAMFORD, CT 06902

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 24, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 24, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00505-P87861-Z84450                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARTER COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	W. Lance Conn	☐	☐	☐

	1b.	Kim C. Goodman	☐	☐	☐

	1c.	Craig A. Jacobson	☐	☐	☐

	1d.	Gregory B. Maffei	☐	☐	☐

	1e.	John D. Markley, Jr.	☐	☐	☐

	1f.	David C. Merritt	☐	☐	☐

	1g.	James E. Meyer	☐	☐	☐

	1h.	Steven A. Miron	☐	☐	☐

	1i.	Balan Nair	☐	☐	☐

	1j.	Michael A. Newhouse	☐	☐	☐

	1k.	Mauricio Ramos	☐	☐	☐

	1l.	Thomas M. Rutledge	☐	☐	☐

	1m.	Eric L. Zinterhofer	☐	☐	☐

		For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 2:

2. Approval, on an advisory basis, of executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 3 Years on the following proposal:	3 Years	2 Years	1 Year	Abstain

3. An advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 4:

4. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023.		☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5:

5. Stockholder proposal regarding lobbying activities.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

V00506-P87861-Z84450

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 25, 2023 8:30 AM Mountain Daylight Time

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Christopher L. Winfrey, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Mountain Daylight Time on April 25, 2023, at 6350 S. Fiddler’s Green Circle, 2nd Floor (Conference Room C), Greenwood Village, CO 80111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side